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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Zep Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1310 Seaboard Industrial Blvd. NW Atlanta, Georgia 30318-2825

Notice of 2015 Annual Meeting of Stockholders

Date and Time:	January 7, 2015 at 1:00 p.m. ET
Place:	Zep Inc. Research & Development Auditorium 1420 Seaboard Industrial Blvd. NW Atlanta, Georgia 30318-2825
Record Date:	November 12, 2014
Items of Business:	(1)	Elect two Class III directors with terms to expire at the 2018 annual meeting;
	(2)	Advisory vote to approve executive compensation;
	(3)	Ratify the appointment of our independent registered public accounting firm; and
	(4)	Consider and act upon any other business properly brought before the meeting or any adjournments or postponements of the meeting.

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2015 Annual Meeting of Stockholders. Details regarding the items of business to be conducted at our 2015 Annual Meeting are described in the accompanying Proxy Statement.

We are mailing a Notice of Internet Availability of Proxy Materials to you on or about November 24, 2014. Stockholders of record at the close of business on November 12, 2014 will be entitled to vote at our 2015 Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting in person, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card, whether or not you plan to attend the meeting.

By order of the Board of Directors,
/s/ Jill A. Gilmer
JILL A. GILMER Corporate Secretary

November 24, 2014
Atlanta, Georgia

Zep Inc.
Proxy Statement

PROXY SUMMARY

Summary of Proposals

Item 1—Election of Directors (see Page 12)

We are seeking election of two Class III directors, whose terms will expire at the 2018 Annual Meeting. The following table provides summary information about each of our Class III Director Nominees. For more complete information about each of the Director Nominees, see page 15.

Name	Age	Director Since	Primary Occupation	Committee Service	Other Public Company Boards
O. B. Grayson Hall, Jr.*	57	Jan. 2009	Chairman, President and Chief Executive Officer of Regions Financial Corporation	Member—Compensation and Nominating and Corporate Governance	2
Carol A. Williams*	56	Jan. 2012	Special Advisor to the Chief Executive Officer of The Dow Chemical Company	Member—Audit	1

*
Independent Director

Item 2—Advisory Vote on Executive Compensation (see Page 19)

Our Compensation Committee believes that our executive compensation programs and practices reflect a pay-for-performance philosophy that properly aligns our executive compensation with our stockholders' long-term interests. Our annual and long-term incentive targets are based upon our strategic performance goals of the Company and are weighted so that the total incentive opportunity to the named executive officers and other key associates are in line with our competitive peer group (see page 23). In addition, our mix of long-term incentives is intended to achieve our goal of retaining talented executives and other key associates, while aligning their interests with those of our stockholders.

Set forth below is the fiscal 2014 compensation for each of our continuing named executive officers as determined under Securities and Exchange Commission (SEC) rules. For complete information about the compensation of our named executive officers, see the Fiscal 2014 Summary Compensation Table, including the footnotes thereto, on page 34.

Name and Principal Position(1)	Year	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	All Other Compensation	Total
John K. Morgan	2014	$645,000	$-0-	$1,186,088	$-0-	$352,712	$214,074	$2,397,874
Chairman, President and
Chief Executive Officer
Mark R. Bachmann	2014	324,400	-0-	249,990	-0-	97,567	95,275	767,232
Executive Vice President and
Chief Financial Officer
Robert P. Collins	2014	298,808	-0-	260,000	-0-	89,870	64,707	713,385
Vice President and Chief
Administrative Officer
Jeffrey L. Fleck	2014	272,377	-0-	249,990	-0-	90,960	33,614	646,941
Vice President and Chief
Supply Chain Officer

(1)
Excludes Philip A. Theodore, our Vice President, General Counsel and Corporate Secretary, who resigned from the Company effective October 3, 2014.

Item 3—Ratification of the Appointment of our Independent Auditors (see Page 49)

We are seeking ratification of the appointment of Ernst & Young LLP (EY) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2015. Total fees paid to EY during our fiscal years ended August 31, 2014 and August 31, 2013 were $2,075,000 and $2,228,000, respectively.

EY has been our independent registered public accounting firm since our separation from our former parent company in October 2007. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.

Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens our Board of Directors and management accountability, and helps build trust in our Company. Highlights include:

  •
  Substantial majority of independent directors, including our Lead Director

  •
  Stock ownership guidelines for officers and directors

  •
  Policy restricting hedging, short sale and pledging of Company common stock by officers and directors

Important Dates for our 2016 Annual Meeting of Stockholders

  •
  Stockholder proposals submitted for inclusion in our 2016 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by us no later than July 28, 2015.

  •
  Notice of stockholder proposals to be raised from the floor of the 2016 Annual Meeting of Stockholders outside of Rule 14a-8 must be received by us no later than October 10, 2015.

INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 7, 2015

The Company's 2015 Proxy Statement and 2014 Annual Report
are available on the following website: http://www.proxyvote.com.

Zep Inc. is pleased to take advantage of the SEC rule allowing companies to furnish proxy materials to their stockholders over the Internet. Accordingly, on or about November 24, 2014, we mailed to certain of our registered and beneficial stockholders of record as of November 12, 2014, a Notice Regarding the Availability of Proxy Materials (Notice) containing instructions on how to access proxy materials relating to our 2015 Annual Meeting of Stockholders (2015 Annual Meeting) and how to vote online. Beginning on the date the Notice was mailed, you were able to access the proxy materials relating to our 2015 Annual Meeting and our Annual Report on Form 10-K for our fiscal year ended August 31, 2014 (2014 Annual Report) at the website referred to in the Notice and you were able to vote your shares of our common stock by providing a proxy to us or by furnishing voting instructions with respect to shares of our common stock via the Internet. The Notice also provided instructions on how you may request a paper copy of the proxy materials if you desire and how you may vote your shares of our common stock by furnishing a proxy to the Company. In accordance with their prior requests, other stockholders either received an e-mail notifying them how to access our proxy materials and vote via the Internet, or were mailed copies of our proxy materials and a proxy card.

If your brokerage firm holds your shares on your behalf, please note that your broker does not have, under New York Stock Exchange (NYSE) rules, the discretionary authority to vote on your behalf on non-routine matters unless you provide specific instructions by furnishing voting instructions to your broker. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the selection of Ernst & Young, LLP as our independent registered public accounting firm (Item 3) because that is deemed a routine matter, but the broker could not vote your shares for any of the other proposals on the agenda for the 2015 Annual Meeting, which are deemed non-routine matters. For your vote to be counted on non-routine matters, you must communicate your voting decisions to your broker or other financial institution before the date of our 2015 Annual Meeting.

By furnishing this Notice and access to our proxy materials via the Internet, we are lowering the cost and reducing the environmental impact of our 2015 Annual Meeting. We encourage you to enroll for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT

Who is entitled to vote at the Annual Meeting?

If you owned shares of our common stock at the close of business on November 12, 2014, you may vote at the 2015 Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the 2015 Annual Meeting.

In order to vote, you must either designate a proxy to vote on your behalf, or attend the 2015 Annual Meeting and vote your shares in person. Even if you plan to attend the 2015 Annual Meeting in person, the Board of Directors (Board) requests your proxy to insure your shares count towards a quorum and to insure they are voted at the meeting.

 What matters are scheduled to be presented?

Item 1—The election of two Class III directors nominated and recommended by our Board with terms expiring at the 2018 Annual Meeting or until such time as their respective successors are elected.

Item 2—An advisory (non-binding) vote to approve executive compensation.

Item 3—The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending August 31, 2015.

Action may be taken at the 2015 Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to vote and will vote in accordance with their judgment on any additional business.

What is the record date and what does it mean?

The record date for the 2015 Annual Meeting is November 12, 2014. The record date was established by our Board as required by the Delaware General Corporation Law. Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of the meeting and are entitled to vote at the meeting and at any adjournments or postponements of the meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record. If your shares are held in the name of your broker, bank, trustee or other nominee, your shares are held in street name. If you hold your shares in street name, you will have the opportunity to instruct your broker, bank, trustee or other nominee as to how to vote your shares. Street name stockholders may only vote in person if they have a legal proxy as discussed in detail below.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the following four methods:

  •
  Internet Voting.  You may use the Internet as described on the Notice or on the proxy card to vote your shares of our common stock by giving us a proxy. This method is also available to stockholders who hold shares in the Investors Choice program sponsored by American Stock Transfer & Trust Company, LLC, in our Employee Stock Purchase Plan or in our 401(k) plan. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your Notice or proxy card for specific instructions.

  •
  Telephone Voting.  You may vote your shares of our common stock by giving us a proxy using the toll-free number listed on the Notice or on the proxy card. This method is also available to stockholders who hold shares in the Investors Choice program sponsored by American Stock Transfer & Trust Company, LLC, in our Employee Stock Purchase Plan or in our 401(k) plan. The procedure allows you to vote your shares and to confirm that your vote was recorded. Please see your Notice or proxy card for specific instructions.

  •
  Voting By Mail.  You may sign, date, and mail your proxy card in the postage-paid envelope provided.

  •
  Voting In Person.  You may vote in person at the meeting.

 How do I vote as a street name stockholder?

If your shares are held through a broker, bank, trustee or other nominee, you will receive a request for voting instructions with respect to your shares of our common stock from the broker, bank, trustee or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee or other nominee.

If you hold your shares through a broker, bank, trustee or other nominee and you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your broker, bank, trustee or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

What if I sign and return my proxy, but do not provide voting instructions?

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of each of the director nominees named in this Proxy Statement, FOR the approval of the Company's executive compensation in an advisory vote and FOR the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending August 31, 2015.

How do I revoke or change my vote?

If you have returned a proxy via mail, telephone or Internet, you may revoke your proxy at any time before it is voted at the 2015 Annual Meeting by:

  •
  notifying the Corporate Secretary at the Company's headquarters office;

  •
  sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

  •
  attending the 2015 Annual Meeting and voting in person by ballot or by proxy.

What if I receive more than one Notice?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company's 401(k) plan or Employee Stock Purchase Plan), you may receive more than one Notice from the Company or a broker, bank, trustee or other nominee account with respect to your shares held in street name. Please carefully follow the instructions on each Notice you receive and return all of the requests for voting instructions to ensure that all your shares are voted.

PROXY SOLICITATION AND VOTING INFORMATION

Owners of our common stock at the close of business on the record date, November 12, 2014, may vote at our 2015 Annual Meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 23,087,027 shares of common stock issued and outstanding as of the close of business on the record date. A list of stockholders entitled to vote will be available at the 2015 Annual Meeting and during ordinary business hours 10 days prior to the 2015 Annual Meeting at the Company's principal executive offices. Any stockholder of record may examine the list for any legally valid purpose.

Our Board is soliciting your proxy to vote at our 2015 Annual Meeting, and at any adjournment or postponement of the meeting. We will bear all expenses incurred in connection with the solicitation of proxies. Our directors, officers and associates may solicit proxies by mail, telephone and personal contact.

They will not receive any additional compensation for these activities. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

To conduct the business of the 2015 Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our common stock outstanding will constitute a quorum. Broadridge Investor Communications Services will tabulate the votes and a representative of the Company will serve as the inspector of elections during the 2015 Annual Meeting. Abstentions, broker non-votes and votes withheld from director nominees count as shares present for the purpose of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the 2015 Annual Meeting in the election of directors or the advisory vote on executive compensation, but will have discretionary authority to vote on the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending August 31, 2015. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

According to the Company's By-Laws, each of the proposed items will be determined as follows:

Election of Directors: The election of directors will be determined by a plurality of votes cast, which means the two persons receiving the greatest number of affirmative votes cast at the 2015 Annual Meeting will be elected as directors. As a result, abstentions and broker non-votes will have no effect on the outcome of the election of directors. There is no cumulative voting in the election of directors. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to the director nominee or director nominees indicated, although it will be counted for purposes of determining whether there is a quorum.

Say on Pay: The outcome of the advisory (non-binding) vote on executive compensation (frequently referred to as "say on pay") will be determined by a majority of the votes cast affirmatively or negatively. As a result, abstentions and broker non-votes will not affect the outcome of the advisory vote on executive compensation.

Ratification of Independent Registered Public Account Firm and Other Matters: The outcome of the ratification of the appointment of our independent registered public accounting firm and all other matters submitted for a vote will be determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law. As a result, abstentions and broker non-votes will not affect the outcome of votes on these matters.

QUESTIONS AND ANSWERS REGARDING GOVERNANCE OF THE COMPANY

The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company. The following are questions and answers relating to the governance of the Company.

How do I contact the Board of Directors?

Stockholders and other interested parties may communicate directly with the Board or the non-management directors by writing to the Chairman of the Nominating and Corporate Governance Committee, and with members of the Audit Committee by writing to the Chairman of the Audit Committee, each in care of the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Blvd. NW, Atlanta, Georgia 30318-2825. All communications will be forwarded promptly.

 Where can I see the Company's corporate documents and SEC filings?

The following governance documents are available on the Company's website at www.zepinc.com under "Investors," then "Corporate Governance."

  •
  Certificate of Incorporation

  •
  By-Laws

  •
  Corporate Governance Guidelines

  •
  Director Independence Standards

  •
  Charters of the Audit, the Compensation and the Nominating and Corporate Governance Committees

  •
  Code of Ethics and Business Conduct

Any interested party may receive copies of any of these documents by requesting them in writing. Such request should be directed to the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Blvd. NW, Atlanta, Georgia 30318-2825.

Our SEC filings, including Section 16 filings, are available on the Company's website under "Investors" then "SEC Filings." Information on or connected to our website is not, and should not, be considered a part of this Proxy Statement.

How are directors nominated?

The Nominating and Corporate Governance Committee, comprised solely of independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Nominating and Corporate Governance Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Nominating and Corporate Governance Committee evaluates each incumbent director's continued service in light of the current assessment of the Board's requirements, taking into account factors such as evaluations of the incumbent's performance.

When the need to fill a new Board seat or vacancy arises, the Nominating and Corporate Governance Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm. The Nominating and Corporate Governance Committee reviews the qualifications of each potential candidate, including, but not limited to, the candidate's diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, manufacturing and distribution technologies, and industry knowledge. Final candidates are generally interviewed by one or more Nominating and Corporate Governance Committee members. The Nominating and Corporate Governance Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board based on the totality of the merits of each candidate and not based upon any minimum qualifications or attributes. The Board-approved invitation is extended through the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board, President and Chief Executive Officer.

Director Recommendations by Stockholders. The Nominating and Corporate Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Blvd. NW, Atlanta, Georgia 30318-2825. The Nominating and Corporate Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for director nominees to the Nominating and Corporate Governance Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below.

How can a stockholder nominate someone for election as a Director?

Our Nominating and Corporate Governance Committee recommends potential candidates for nomination as director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Corporate Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

  •
  The name and address of the proposed candidate;

  •
  The proposed candidate's resume or a listing of his or her qualifications to be a director on our Board;

  •
  A description of what would make the proposed candidate a good addition to our Board;

  •
  A description of any relationship that could affect the proposed candidate's ability to qualify as an independent director, including identifying all other public company board and committee memberships;

  •
  A confirmation of the proposed candidate's willingness to serve as a director if selected by our Nominating and Corporate Governance Committee;

  •
  Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated By-Laws; and

  •
  The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

You should send the information described above to the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Blvd. NW, Atlanta, Georgia 30318-2825. To allow for timely consideration, recommendations must be received not less than 90 days and not more than one hundred twenty (120) days prior to the first anniversary of the date of our most recent annual meeting. The Company may request additional information regarding any proposed candidates as may be deemed appropriate. In addition, any stockholder of record entitled to vote for the election of directors may nominate persons for election to our board if that stockholder complies with the notice procedures set forth under the caption "What are the requirements for submitting a Stockholder Proposal at next year's Annual Meeting?"

How does the Company manage risk?

The Board and its committees have both general and specific risk oversight responsibilities. While the Board has broad responsibility to provide oversight of significant risks to the Company primarily through direct engagement with our management, it has delegated certain ongoing risk oversight responsibilities to its committees as set forth in the respective committee charters. The committees are responsible to report to the Board concerning their respective oversight activities and elevate review of risk issues as appropriate. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee reviews and discusses with management and internal audit our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures at least quarterly and whenever warranted. With the assistance of its independent outside consultant, the Compensation Committee conducts an annual compensation risk-assessment to review the risk profile of our compensation-related programs, including those applicable to our named executive officers. During the annual compensation risk assessment, the Compensation Committee considers whether our various compensation programs and practices for all employees encourage excessive risk-taking, whether they are in line with our long-term strategic goals, and if they are reasonably likely to have a material adverse effect on the Company. In addition to the evaluation by our Compensation Committee, the Board also receives regular updates from management of higher risk activities that we face, such as our environmental risks and status of pending litigation. Each of our directors has access to any member of our management team to discuss potential risks when warranted.

What is the leadership structure of our Board of Directors?

Our Board is led by its Chairman. Our By-Laws provide that our Board shall designate either the Chairman of the Board or our President as the Company's chief executive officer. Our Corporate Governance Guidelines provide that our independent directors will select a Lead Director from among themselves. The Lead Director's role exists, according to our Corporate Governance Guidelines, (i) to provide leadership to the Board when the joint roles of Chairman and Chief Executive Officer could potentially be in conflict; (ii) to ensure that the Board operates independently of management; and (iii) to provide our directors with an independent leadership contact.

The Lead Director's responsibilities as set forth in our Corporate Governance Guidelines include:

  •
  chairing an executive session during each Board meeting without management (including without the Chairman and Chief Executive Officer) present in order to give directors an opportunity to fully and frankly discuss issues, and to provide feedback and counsel to the Chairman and Chief Executive Officer concerning the issues considered;

  •
  acting as liaison between the Board and the Chief Executive Officer;

  •
  establishing, in consultation with the Chairman and Chief Executive Officer, and with the Nominating and Corporate Governance Committee, procedures to govern and evaluate the Board's work, to ensure, on behalf of stockholders, that the Board is (i) appropriately approving Company strategy; and (ii) supervising management's progress against achieving that strategy; and

  •
  ensuring the appropriate flow of information to the Board and reviewing the adequacy and timing of documentary materials in support of management's proposals.

Our Board has vested the offices of Chairman, President and Chief Executive Officer in Mr. John Morgan because it believes that combining the roles of Chairman, President and Chief Executive Officer facilitates the flow of information between management and the Board, while providing the appropriate balance between independent oversight of management and efficiency of the operation of the Board. Furthermore, our Board believes that having the Board's deliberation of strategic alternatives framed by the person who is the most knowledgeable about the Company and its industry and who is also responsible for executing the strategy is the optimal means for the Board to discharge its responsibility of establishing strategy. For these reasons, we believe our Board leadership structure is appropriate for our Company and does not affect its approach to risk oversight.

What are the requirements for submitting a Stockholder Proposal at next year's Annual Meeting?

If you wish to have a stockholder proposal included in the Company's proxy soliciting materials for the 2016 Annual Meeting of Stockholders, you must submit the proposal by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or July 28, 2015. For any other business to be properly brought before the 2016 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company's amended and restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2015 Annual Meeting, or between September 10, 2015 and October 10, 2015. Any stockholder proposals should be addressed to our Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Blvd. NW, Atlanta, Georgia 30318-2825. All such proposals should be sent by certified mail, return receipt requested.

BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

The following table sets forth information concerning beneficial ownership of the Company's common stock as of November 12, 2014, unless otherwise indicated, by each of the directors, by each nominee for director, by each of the named executive officers, by all directors and officers of the Company as a group, and by beneficial owners of more than five percent of the Company's common stock.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)(4)	Percent of Shares Outstanding(5)
Mark R. Bachmann	183,885	*
Ronald D. Brown	14,695	*
Robert P. Collins	202,780	*
Jeffrey L. Fleck	53,809	*
O. B. Grayson Hall, Jr.	18,376	*
Timothy M. Manganello	17,915	*
John K. Morgan	1,320,290	5.5%
Sidney J. Nurkin	28,294	*
Joseph Squicciarino	28,294	*
Timothy T. Tevens	26,574	*
Philip A. Theodore(6)	44,740	*
Carol A. Williams	9,727	*
All directors and executive officers as a group(11 persons)(7)	1,904,639	7.8%
GAMCO Investors, Inc.(8)	3,904,466	16.9%
Wellington Management Company LLP(9)	2,709,828	11.7%
BlackRock, Inc.(10)	2.117,771	9.2%
Heartland Advisors(11)	2,113,011	9.2%

*
Represents less than one percent.

(1)
Except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)
Includes shares that may be acquired within 60 days of November 12, 2014 upon exercise of employee stock options. Options are included for the following individuals: Mr. Bachmann, 79,341 shares; Mr. Collins, 125,053 shares; Mr. Fleck, 14,015 shares; Mr. Morgan, 969,484 shares; Mr. Theodore, 10,969 shares; and all directors and named executive officers as a group, 1,187,893 shares.
(3)
Includes time-vesting restricted stock, portions of which vest in January 2015, October 2015, January 2016, October 2016, and October 2017. The executives have sole voting power over the unvested restricted stock. Restricted stock is included for the following individuals: Mr. Bachmann, 16,619 shares; Mr. Collins, 16,758 shares; Mr. Fleck, 16,130 shares; Mr. Morgan, 77,180 shares; Messrs. Brown, Hall, Manganello, Nurkin, Squicciarino, and Tevens and for Ms. Williams, 2,952 shares each; and all directors and named executive officers as a group 147,351 shares.
(4)
Includes performance stock awards that are subject to achievement of certain EBITDA (earnings before interest, tax, depreciation or amortization) or ROIC (return on invested capital) performance measures. The executives have sole voting power over performance stock awards that have achieved stock appreciation targets and performance stock awards subject to EBITDA or ROIC performance measures. Performance stock awards are included for the following individuals: Mr. Bachmann, 10,870 shares; Mr. Collins, 10,870 shares; Mr. Morgan, 46,881 shares; Mr. Fleck, 8,696 shares; and all named executive officers as a group, 77,317 shares.
(5)
Based on an aggregate of 23,087,027 shares of our common stock issued and outstanding as of November 12, 2014.
(6)
Mr. Theodore, our Vice President, General Counsel and Corporate Secretary, resigned from the Company effective October 3, 2014; therefore, his shares are not included in "All directors and executive officers as a group."
(7)
The address for each officer and director listed above, as well as for Mr. Theodore, is Zep Inc., 1310 Seaboard Industrial Blvd. NW, Atlanta, Georgia 30318-2825.
(8)
This information is based on a Schedule 13D/A filed with the SEC by GAMCO Investors, Inc. (GAMCO), One Corporate Center, Rye, New York 10580-1435, on May 22, 2014 on behalf of itself and certain affiliates. Each of GAMCO and its affiliates, and their respective executive officers and directors, has the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the shares of our common stock reported for it, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 70,900 of its reported shares, (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of the Company held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to securities beneficially owned directly by other Reporting Persons.
(9)
This information is based on a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP (Wellington), 280 Congress Street, Boston, Massachusetts 02110, on February 14, 2014. Pursuant to the filing, Wellington shares voting authority on 1,828,653 of the shares reported and shared dispositive power on all of the shares reported.
(10)
This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (Blackrock), 40 East 52nd Street, New York, New York 10022, on January 17, 2014. Pursuant to the filing, Blackrock has sole voting authority for 2,029,616 shares and sole dispositive authority for all shares reported.
(11)
This information is based on a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. (Heartland), 789 North Water Street, Milwaukee, Wisconsin 53202, on February 6, 2014. Pursuant to the filing, Heartland shares voting authority and dispositive power on all of the shares reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's directors, officers, and persons who beneficially own more than 10% of the Company's common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of the Company's common stock with the SEC, the NYSE, and the Company. Based on our review of information received by the Company during the fiscal year, we believe that all required Section 16(a) filings were made on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Our executive officers are generally elected annually and, if elected, serve at the pleasure of our Board.

Our Board has adopted a written policy on related party transactions that is intended to ensure that all related party transactions are subject to approval or ratification by our Audit Committee. The policy covers transactions by "related parties," which are defined as:

  •
  any person who is or was (since the beginning of our last fiscal year) an executive officer, director or nominee for director;

  •
  any person or entity, including affiliates, that was a beneficial owner of 5% or more of our common stock at the time the transaction occurred or existed; and

  •
  any immediate family member of any person covered by either of the two previous categories.

Transactions between the Company and a related party are covered by the policy if they will or could exceed $120,000 in any calendar year and the related party has or will have a direct or indirect material interest in the transaction. In determining whether to approve or ratify a transaction covered by the policy, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.

ITEM 1—ELECTION OF DIRECTORS

Each of O.B. Grayson Hall, Jr. and Carol A. Williams have been nominated for election to our Board at this Annual Meeting to serve as Class III directors with a new term expiring at the 2018 Annual Meeting or until such time as their successors are elected.

The persons named as proxies in the accompanying proxy card, or their substitutes, will vote for the election of the Board's nominees, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or to refrain from voting for any substitute nominees in accordance with their judgment.

Our Board Unanimously Recommends a Vote FOR
Each of the Class III Director Nominees

BOARD OF DIRECTORS

The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. The Company's By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. The number of directors constituting the Board is currently fixed at eight. The current term of the Class III directors expires this year, and their successors are to be elected at the 2015 Annual Meeting for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2018 or until such time as their respective successors are elected. The terms of the Class I and Class II directors do not expire until the Annual Meetings of Stockholders to be held in 2016 and 2017, respectively.

The Board has reviewed the independence of its members and determined that all of its current members, except John K. Morgan, our Chairman, President, and Chief Executive Officer, have no material relationship with us, and are therefore independent, based on the listing standards of the NYSE, the categorical standards set forth in the Company's Governance Guidelines (available on our website at www.zepinc.com under "Investors," then "Corporate Governance") and a finding by the Board of no other material relationships.

The following is a complete list of individuals who will comprise our Board of Directors and information regarding the Committees of our Board on which they served at the end of fiscal 2014.

Name	Age	Director Since	Audit	Compensation	Nominating & Corporate Governance
John K. Morgan(1)	60	Oct. 2007	—	—	—
Ronald D. Brown	61	Jan. 2010	—	Chair	X
O. B. Grayson Hall, Jr.	57	Jan. 2009	—	X	X
Timothy M. Manganello	64	Jan. 2011	X	—	—
Sidney J. Nurkin(2)(3)	73	Oct. 2007	—	X	Chair
Joseph Squicciarino	58	Oct. 2007	Chair	—	—
Timothy T. Tevens	58	Dec. 2007	X	—	—
Carol A. Williams	56	Jan. 2012	X	—	—

(1)
Mr. Morgan is not a member of the Audit, Compensation or Nominating and Corporate Governance Committees; however, at their invitation, he routinely attends meetings of each such committee.
(2)
Mr. Nurkin serves as Lead Director.
(3)
In contemplation of turning 72 in November 2013 and pursuant to the requirements of the Company's Corporate Governance Guidelines, Mr. Nurkin offered his resignation for consideration by the Board. Upon deliberation, the Board chose not to accept Mr. Nurkin's resignation, and he, therefore, will continue to serve at the pleasure of the Board or until his current term expires at the 2016 Annual Meeting.

A brief summary of each director's business experience, other public company directorships held, and criteria considered by the Board of Directors in selecting each to serve as a director follows.

 CLASS I—DIRECTORS—TERMS TO EXPIRE AT 2016 ANNUAL MEETING

Name	Principal Business Affiliation During Past Five Years
Ronald D. Brown	Mr. Brown has served as Chief Operating Officer of The Armor Group, Inc. since February 2013. He previously served as Managing Director of Taft Business Consulting, LLC from May 2009 to May 2014, as Vice President and Chief Financial Officer of Makino, Inc. from October 2010 to January 2013, and as Chairman and Chief Executive of Milacron Inc. from 2001 to November 2008, serving as their Chief Operating Officer from 1999 to 2001, and as their Chief Financial Officer from 1993 to 1999. In March 2009, after Mr. Brown retired as an executive officer, Milacron Inc. filed for bankruptcy protection. Mr. Brown is a director of A.O. Smith Company and is a trustee of The James Advantage Funds, a registered investment company.

Mr. Brown's experience in the plastics processing and metalworking industries as well as in areas such as legal and regulatory affairs, industrial distribution, mergers and acquisitions, business integration, international operations, manufacturing processes, sourcing, personnel and human resources and his experience as a member and as lead director of the board of directors of A.O. Smith Company led the Board to conclude that he should serve as a director.
Timothy M. Manganello
Mr. Manganello served as Executive Chairman of BorgWarner, Inc. (BorgWarner) from January 2013 until his retirement in April 2013. He previously served as Chairman and Chief Executive Officer of BorgWarner from February 2003 to December 2012 and served as President and Chief Operating Officer from February 2002 to January 2003. During his career at BorgWarner, Mr. Manganello held senior management positions in operations, sales and business development. Before joining BorgWarner in 1989, he held sales management positions at PT Components-Link Belt from 1981 to 1988, and product engineering management positions at Chrysler Corporation from 1973 to 1981. Mr. Manganello is a director of Bemis Company, Inc. and served as a director of BorgWarner from February 2002 until April 2013.

Mr. Manganello's extensive knowledge of the automotive industry, as well as his knowledge of sourcing, international sales, operations, engineering and his experience as a member of the board of Bemis Company, Inc., BorgWarner and past Board Chairman of the Federal Reserve Bank of Chicago, Detroit branch, led the Board to conclude that he should serve as a director.
Sidney J. Nurkin
Mr. Nurkin retired on December 31, 2006 from Alston & Bird, LLP, a national law firm headquartered in Atlanta, Georgia. Prior to his retirement, Mr. Nurkin was a Senior Partner in the law firm for more than five years. Mr. Nurkin served as a director of Dayton Superior Corporation from February 2007 until October 2009.

Mr. Nurkin's experience in areas such as legal and regulatory affairs, mergers and acquisitions and international operations through his service at Alston & Bird, LLP and as a member of the board of directors of Dayton Superior Corporation led the Board to conclude that he should serve as a director.

 CLASS II DIRECTORS—TERMS TO EXPIRE AT 2017 ANNUAL MEETING

Name	Principal Business Affiliation During Past Five Years
John K. Morgan	Mr. Morgan has served as our Chairman, President and Chief Executive Officer since October 2007. In July 2007, he was elected President and Chief Executive Officer of Acuity Specialty Products, a subsidiary of Acuity Brands prior to our separation in November 2007. He served as an Executive Vice President of Acuity Brands until October 2007. He served as President and Chief Executive Officer of Acuity Brands Lighting, Inc. from August 2005 to July 2007. He served at Acuity Brands as President and Chief Development Officer from January 2004 to August 2005, as Senior Executive Vice President and Chief Operating Officer from June 2002 until January 2004, and as Executive Vice President from December 2001 until June 2002. He is a director of WESCO International, Inc. and serves on its Audit and Compensation Committees.

As Chairman, President and Chief Executive Officer, Mr. Morgan's qualifications include extensive experience in mergers and acquisitions and business integration, as well as international, financial and operational management and, therefore, the Board concluded that he should serve as a director.
Joseph Squicciarino
Mr. Squicciarino served as the Chief Financial Officer of King Pharmaceuticals, Inc. from June 2005 until March 2011, when the company was acquired. Prior to joining King Pharmaceuticals, Inc., he served as Chief Financial Officer—North America for Revlon, Inc. from March 2005 until June 2005 and as Chief Financial Officer—International for Revlon International, Inc. from February 2003 until March 2005. He held the position of Group Controller Pharmaceuticals—Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002.

Mr. Squicciarino's experience in the healthcare industry and in areas such as legal and regulatory affairs, information technology, mergers and acquisitions, business integration, international operations and manufacturing processes through his service at King Pharmaceuticals, Inc., Revlon, Inc. and Johnson & Johnson led the Board to conclude that he should serve as a director.
Timothy T. Tevens
Mr. Tevens has served as the President of Columbus McKinnon Corporation since January 1998 and as Chief Executive Officer since July 1998. Mr. Tevens served as Vice President—Information Services of Columbus McKinnon Corporation from May 1991 to January 1998, becoming Chief Operating Officer in October 1996. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities. He is a director of Columbus McKinnon Corporation.

Mr. Tevens' experience in areas such as industrial distribution, information technology, mergers and acquisitions, business integration, international operations, manufacturing processes and sourcing through his service at Columbus McKinnon Corporation and Ernst & Young LLP led the Board to conclude that he should serve as a director.

 CLASS III DIRECTOR NOMINEES—TERMS TO EXPIRE AT 2018 ANNUAL MEETING

Name	Principal Business Affiliation During Past Five Years
O. B. Grayson Hall, Jr.	Mr. Hall has served as Chairman of Regions Financial Corporation (Regions) since May 2013. In addition, Mr. Hall has served as Chief Executive Officer of Regions since April 2010 and as President since October 2009. He is also a member of Regions' Executive Council. Mr. Hall served as Chief Operating Officer of Regions from October 2009 to April 2010; as Vice Chairman of Regions from December 2008 until October 2009, as Senior Executive Vice President, General Banking Group of Regions from November 2006 until December 2008 and as head of various lines of business at Regions from January 2005 until November 2006, including managing Consumer Banking, Commercial Banking and Wealth Management. Mr. Hall is a director of Regions and of Vulcan Materials Company.

Mr. Hall's experience in areas such as finance, marketing, information technology, mergers and acquisitions, business integration, sourcing and personnel and human resources through his service at Regions Financial Corporation led the Board to conclude that he should serve as a director.
Carol A. Williams
Ms. Williams has served as a Special Advisor to the Chief Executive Officer of The Dow Chemical Company (Dow Chemical) since January 2014. She served as Executive Vice President of Manufacturing and Engineering of Dow Chemical from September 2011 to December 2013 and added responsibilities for Supply Chain and Environmental, Health and Safety Operations in 2012. During her career at Dow Chemical, which began in 1980, she has served as President of Chemicals and Energy from August 2010 to August 2011; as Senior Vice President of Basic Chemicals from January 2009 to July 2010; as Corporate Vice President of Market Facing, Business Development and Licensing Portfolio from August 2007 to December 2008; and as Vice President of Business Development for Market Facing Business from March 2005 to July 2007. Ms. Williams is a director of Owens-Illinois, Inc.

Ms. Williams' experience in areas such as operations, marketing, sourcing, and business development, as well as her extensive knowledge of the chemical industry, were identified as key areas in which she could significantly contribute and led the Board to conclude she should serve as a director.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Our Board met eight times during fiscal 2014. All directors attended more than 83% of the meetings held by the Board and their respective committees during fiscal 2014. At each regular quarterly Board meeting, the Board meets without management present for a portion of the meeting. Non-management director sessions are led by the Lead Director, Sidney J. Nurkin. The Company does not have a policy regarding director attendance at its annual meetings; however, it is expected that each continuing director will attend each annual meeting of stockholders, absent a valid reason. Of our eight directors serving at the time of last year's annual meeting, six attended the meeting in person. Two of our directors were unable to attend the meeting due to travel conflicts.

Our Board has delegated certain functions to the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and each committee has adopted a charter (see "Questions and Answers Regarding Governance of the Company").

The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Company, as set forth in the Committee's report below and in its charter (see "Questions and Answers Regarding Governance of the Company"). All members of the Committee are independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, the members of the Committee meet the current independence and financial literacy requirements of the listing standards of the NYSE. At each regular meeting, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditor, the chief financial officer, the chief supply chain officer, and the chief legal officer, without other management present. The Board has determined that Mr. Squicciarino satisfies the "audit committee financial expert" criteria adopted by the SEC and that he has accounting and related financial management expertise required by the listing standards of the NYSE. The Committee held eleven meetings during fiscal 2014.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the named executive officers, as set forth in its charter (see "Questions and Answers Regarding Governance of the Company"). The Compensation Committee meets privately with an independent compensation consultant without management present when deemed appropriate by the Committee. On an annual basis, the Compensation Committee evaluates the performance and independence of the independent compensation consultant, or any other firm or individual advising the Compensation Committee, to ensure compliance with criteria established by the SEC and in connection the functions and responsibilities of the Compensation Committee. Each member of the Compensation Committee is independent under the listing standards of the NYSE, is an outside director under Section 162(m) of the Code, and is a non-employee director under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Committee held six meetings during fiscal 2014.

The Nominating and Corporate Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board as set forth in its charter (see "Questions and Answers Regarding Governance of the Company"), including, but not limited to, recommending the Company's Corporate Governance Guidelines, reviewing the compensation of the non-employee directors, overseeing the periodic evaluation of the Board in meeting its corporate governance responsibilities, overseeing the periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board, as explained in greater detail above under "Questions and Answers Regarding Governance of the Company." Each member of the Committee is independent under the listing standards of the NYSE. The Committee held four meetings during fiscal 2014.

Compensation Committee Interlocks and Insider Participation

The directors who served on the Compensation Committee of the Board during the fiscal year ended August 31, 2014 were Ronald D. Brown (Chairman), O. B. Grayson Hall, Jr. and Sidney J. Nurkin, none of whom are or were officers or employees of the Company. There were no compensation committee interlocks during fiscal 2014.

DIRECTOR COMPENSATION

Our non-employee directors are compensated as described below. Our compensation program is designed to achieve the following goals:

  •
  compensation should fairly pay directors for work required for a company of our size and scope;

  •
  compensation should align directors' interests with the long-term interests of stockholders; and

  •
  the structure of the compensation should be simple, transparent and easy for stockholders and directors to understand.

Mr. Morgan, as an employee, receives no additional compensation for service as a member of our Board.

Fiscal 2014 Director Fees

The compensation we pay to our non-employee directors for their service on our Board and its committees is reviewed periodically using market-based information presented by Arthur J. Gallagher & Co. Human Resources & Compensation Consulting Practice. The current compensation structure, which became effective as of January 8, 2013, requires each non-employee director to defer fifty percent of his or her annual director fee ($32,500). The program also provides that each director may elect to defer any remaining fees pursuant to the terms of the deferred compensation plan described below. The program was simplified in fiscal 2013 by eliminating meeting fees. The following table details the annualized fees payable to our non-employee directors.

Description of Fee	Amount of Fee
Annual Director Fee	$65,000
Lead Director Fee	10,000
Audit Committee Chair Fee	13,500
Compensation Committee Chair Fee	6,000
Nominating and Corporate Governance Committee Chair Fee	5,000
Audit Committee Member Fee	5,000
Compensation Committee Member Fee	2,500
Nominating and Corporate Governance Member Fee	2,500

Fiscal 2014 Equity Awards

Each non-employee director received a restricted stock award valued at $50,000 in January 2014. The restricted stock awards vest one year after the grant date and accumulate dividends during the vesting period at a rate equivalent to the dividends paid to other common stockholders. Upon vesting, accumulated dividends are paid in cash to the directors. The non-employee directors are entitled to vote the shares during the vesting period unless forfeited.

Deferred Compensation Plan

Non-employee directors are required to defer one half of their annual director fee and may elect to defer the remaining portion of the annual fee, as well as any additional fees, pursuant to the deferred compensation plan for non-employee directors. The required deferred amounts are automatically invested in deferred stock units to be paid in Company common stock and the optional deferred amounts may be invested in deferred stock units to be paid in Company common stock or invested in an interest-bearing account to be paid in cash, each to be paid at retirement from the Board. Cash dividend equivalents on deferred stock units are credited to an interest-bearing account.

Stock Ownership Guidelines

Each non-employee director is subject to our stock ownership guidelines. The stock ownership guidelines provide that, over a five-year period, each director should attain ownership in our common stock valued at $195,000, which is three times the base annual director fee. Until they have reached their stock ownership requirement, each director must retain a portion of shares obtained through the deferral of fees, the vesting of restricted stock, or the exercise of stock options, if applicable. For these purposes, ownership includes stock held directly, unvested restricted stock and deferred stock units. At the end of fiscal 2014, all non-employee directors have achieved their ownership requirement.

Fiscal 2014 Director Compensation

The following table sets forth information concerning the fiscal 2014 compensation of our non-employee directors. Our directors did not receive any option awards, did not have any non-equity incentive plan compensation, and did not have any earnings in a nonqualified deferred compensation plan in excess of the applicable federal rate.

Name	Fees Earned or Paid(1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
Ronald D. Brown	$76,000	$50,000	$2,174	$128,174
O. B. Grayson Hall, Jr.	70,000	50,000	4,664	124,664
Timothy M. Manganello	80,000	50,000	3,128	133,128
Sidney J. Nurkin	95,000	50,000	3,066	148,066
Joseph Squicciarino	93,500	50,000	3,066	146,566
Timothy T. Tevens	70,000	50,000	3,027	123,027
Carol A. Williams	70,000	50,000	1,449	121,449

(1)
All fees earned in fiscal 2014 were paid or deferred as shown below. Share units are determined by dividing the deferred fees by the closing price of our common stock on the date of deferral.

	Fees Deferred into Deferred Compensation Plan as Cash	Fees Deferred into Deferred Compensation Plan as Stock Units		Fees Paid in Cash
Brown	$-0-	$32,500	1,915	$43,500
Hall	-0-	70,000	4,125	-0-
Manganello	-0-	80,000	4,733	-0-
Nurkin	-0-	32,500	1,915	62,500
Squicciarino	-0-	32,500	1,915	61,000
Tevens	-0-	32,500	1,915	37,500
Williams	37,500	32,500	1,915	-0-
(2)
The amount reported represents the fair value of the restricted stock awarded to the non-employee directors in accordance with the provisions of FASB ASC Topic 718. The closing per share stock price of the Company's common stock on the date the awards were granted was $16.94 per share, resulting in an award of 2,952 restricted shares to each director.

(3)
All equity awards were granted under the Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan (the 2010 Omnibus Incentive Plan). Each director had an aggregate of 2,952 shares of unvested restricted stock outstanding at August 31, 2014.

(4)
The amounts shown include accumulated dividends and dividend equivalents accrued to each of the non-employee directors for unvested restricted stock and for share units held in the non-employee directors' deferred compensation plan, respectively.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Company's 2012 Annual Meeting of stockholders, our stockholders indicated a preference for conducting an annual advisory vote on executive compensation for our named executive officers (commonly referred to as "say-on-pay") and, after consideration of the matter, the Board and we have adopted this frequency. Therefore, we are seeking an advisory vote of our stockholders on the compensation of our named executive officers as described in the "Compensation Discussion and Analysis" section of this Proxy Statement, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and, therefore, not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote in evaluating our compensation policies and practices, and when making future compensation decisions for our named executive officers. The stockholders voted 87.5% (shares voted FOR divided by the sum of shares voted FOR and AGAINST) in favor of the Company's executive compensation programs at last year's Annual Meeting of stockholders held on January 7, 2014.

Our Board Unanimously Recommends a Vote FOR
Approval of the Company's Executive Compensation Program

We encourage stockholders to review the section entitled "Compensation Discussion and Analysis," which describes in detail our compensation program for our named executive officers. Our compensation program is designed to attract and retain capable executives and to recognize and reward superior performance that will create value for our stockholders. The Compensation Committee believes that the Company's executive compensation program and practices reflect a pay-for-performance philosophy designed to properly align management with our stockholders' long-term interests.

Performance Focused

We believe that our executive compensation program rewards our named executive officers consistent with the Company's performance. As outlined in the "Compensation Discussion and Analysis," the named executive officers' performance-based annual cash incentives are earned based on the achievement of key financial metrics to include sales, net income, free cash flow and EBITDA, and on individual performance. In addition, a significant component of our long-term incentive program is performance-based stock awards, which are earned based on the achievement of financial objectives established by our Compensation Committee. The Company believes that the selection of metrics for our compensation programs that are related to the stated long-term strategic goals of the business and that are intended to motivate our executives to achieve superior financial results will create value for our stockholders now and in the future.

Compensation Elements

The following is a discussion of the material principles underlying our executive compensation policies:

  •
  Our compensation program is comprised of the following elements: (1) base salaries; (2) performance-based annual incentives; and (3) long-term incentives, which includes three-year performance-based stock/unit awards. The performance-based annual incentive and long-term incentive components of our executive compensation program reflects the pay-for-performance philosophy that underscores the Company's overall compensation strategy. For example, approximately 73% of our chief executive officer's total target compensation in fiscal 2014 was at risk.

  •
  Performance-based annual incentives are paid based on (i) the extent to which we achieve the financial metrics established by the Compensation Committee, and (ii) how well the named executive officers, collectively, accomplish their management objectives. The total incentive opportunity can then be adjusted based upon each named executive officer's individual performance rating.

  •
  Our long-term incentives may consist of stock options, restricted stock awards and performance-based awards, consisting of stock, stock units or cash awards. The value of stock options depends on the increase in the value of the Company's stock. The purpose of restricted stock awards is to focus on retention and the alignment of the executive's interests with that of our stockholders. The performance-based awards use a variety of financial metrics to establish the conditions for vesting. The ultimate value that our performance-based, long-term incentives provide is alignment with our overall Company financial objectives that encourages the achievement of long-term value creation. We believe this focus on long-term value creation will benefit all of our stockholders.

  •
  We believe we have an appropriate mix of short- and long-term compensation based on balanced performance metrics, which align our compensation programs with the interests of our stockholders.

  •
  The Company has not entered into any new agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. The Company has two pre-existing employment contracts with Messrs. Morgan and Bachmann that were entered into at the time the Company separated from its former parent company in 2007 that include excise tax gross-ups under certain circumstances regarding a change in control. In addition, all of our change-in-control payments are subject to a double-trigger.

  •
  We have stock ownership requirements for all of our named executive officers. Mr. Morgan's ownership requirement is equal to four times his annual base salary and the other named executive officers' ownership requirements are equal to two times their annual base salary. Mr. Morgan has maintained stock valued in excess of his ownership requirement since fiscal 2008.

  •
  Our officers and directors are prohibited from engaging in hedging or pledging transactions involving our stock.

  •
  Once the SEC adopts final rules regarding "clawback" of incentive compensation, we intend to adopt a "clawback" policy in accordance with those rules providing for recovery of incentive compensation, if any, in excess of what would have been paid to officers of the Company in the event that the Company is required to restate financial results.

  •
  Our employees (including our named executive officers) are subject to confidentiality and other covenants that protect our business interests.

  •
  There is an effective level of corporate governance over our compensation programs, as all of our Compensation Committee members are independent, and the Committee retains an independent compensation consultant to conduct annual reviews of executive compensation and to provide advice on best practices.

  •
  The Compensation Committee, in consultation with its independent compensation consultant and with the assistance of management, annually reviews the Company's compensation policies and practices to ensure that they do not create excessive risks.

The Board endorses the Company's executive compensation program and recommends that the stockholders vote FOR the adoption of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company's named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including that described under the "Compensation Discussion and Analysis" section, as well as the accompanying compensation tables and the related narrative disclosure, in this Proxy Statement.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE
Ronald D. Brown, Chairman O. B. Grayson Hall, Jr. Sidney J. Nurkin

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the key principles and elements of our executive compensation program. For purposes of this CD&A, our named executive officers for fiscal 2014 were Messrs. Morgan, Bachmann, Collins, Fleck and Theodore. Mr. Theodore resigned his position as Vice President, General Counsel and Corporate Secretary of the Company, effective October 3, 2014.

You should read this section of the 2015 Proxy Statement in conjunction with the information contained in the section entitled "Compensation of the Executive Officers" that follows this analysis. Each section contains information that is relevant to the advisory vote that the Company is conducting to approve the compensation of the named executive officers, which can be found in the section entitled, "Item 2—Advisory Vote On Executive Compensation."

The following CD&A may contain statements regarding future Company performance goals. These performance goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Philosophy

Our philosophy is to compensate management and other key associates on the basis of the success of their efforts, through a combination of base salary and variable incentive compensation dependent on the Company's performance as well as the performance of each individual named executive officer. Total compensation opportunity is targeted generally to the competitive 50th percentile of our peer group, with performance-based annual and long-term incentive programs designed to reward participants commensurate with the Company's and the individual's performance. Our incentive programs are structured so that payments are not earned if minimum performance thresholds are not achieved, and above-market compensation is earned only if warranted by exceptional Company and individual performance. Management is focused on creating a strong organization that enhances the value of our stockholders' investments. Our executive compensation program is guided by the following principles, which are intended to support the Company's pay-for-performance philosophy:

  •
  Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;

  •
  Compensation should generally increase with position and responsibility. Total compensation should be higher for individuals with greater responsibility and greater ability to influence the Company's results;

  •
  Total compensation opportunities should be in line with companies of similar size, industry and complexity;

  •
  Management should focus on the long-term interests of stockholders; and

  •
  Incentive programs should not encourage excessive risk taking.

The executive compensation program is designed to:

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  Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

  •
  Provide rewards to executives who create value for stockholders;

  •
  Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

  •
  Provide a framework for the fair and consistent administration of pay policies.

Role of Compensation Consultants

Under its charter, the Compensation Committee is authorized to engage outside advisors at the Company's expense. In fiscal 2014, the Compensation Committee continued to retain the services of Arthur J. Gallagher & Co. Human Resources & Compensation Consulting Practice (Gallagher), formerly James F. Reda & Associates, to advise the Compensation Committee regarding compensation of the Company's named executive officers and non-employee directors as well as other compensation-related matters. Pursuant to its charter, the Compensation Committee annually reviews the performance and independence of Gallagher and of each individual employee of the consulting firm who provides services to the Company. Gallagher does not perform other services for the Company without the prior approval of the Compensation Committee. The total fees paid to Gallagher during fiscal 2014 did not exceed $120,000 and the services Gallagher provided did not raise any conflicts of interest.

During fiscal 2014, Gallagher provided the following services:

  •
  Updated the competitive market analysis of base salary, annual bonus and long-term incentives for our named executive officers that was conducted in fiscal 2013;

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  Reviewed the non-employee director competitive market study conducted in fiscal 2013 and recommended that no changes were necessary for fiscal 2014;

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  Assisted with the review of our peer group used for compensation purposes;

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  Assisted with the yearly review of our current annual and long-term incentive programs (described in the sections entitled "Performance-Based Annual Incentives" and "Long-Term Incentives," respectively);

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  Provided the Compensation Committee with compensation information used to establish total direct compensation for Mr. Morgan and the other named executive officers;

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  Provided input to the Compensation Committee with respect to our fiscal 2014 compensation risk assessment;

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  Updated the Compensation Committee on current compensation trends and governance developments; and

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  Reviewed this CD&A and related executive compensation tables.

Targeted Compensation Levels

The total direct compensation opportunities (i.e., base salary, annual incentives and long-term incentives) offered to our named executive officers were designed to be competitive with market practices, to support our executive recruitment and retention objectives, and to be internally equitable among executives. Actual pay may vary above or below target levels based on Company and individual performance relative to the goals set forth in our short- and long-term incentive plans.

In determining total compensation opportunities, the Compensation Committee considers:

  •
  Competitive compensation information and input provided by Gallagher;

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  The Board's performance evaluation of the chief executive officer; and

  •
  The chief executive officer's performance review and recommendation for each of the other named executive officers.

Competitive Benchmarking, Including Peer Group Analysis

For our named executive officers, the Compensation Committee compares total compensation opportunities to competitive benchmarks. During fiscal 2013, Gallagher performed a competitive total compensation market analysis. Both published and private executive compensation surveys were utilized, as well as peer company data contained in publicly available proxy statements. The data obtained from these multiple sources was blended to form competitive benchmarks for our executives. The market data provides competitive benchmarks for positions with comparable responsibilities at similar-sized chemical companies, chemical-related manufacturing companies and distribution companies.

The Compensation Committee did not have Gallagher conduct a new market compensation analysis during fiscal 2014. Instead, Gallagher was asked to update the fiscal 2013 market data based on current total compensation trends. Based on this updated compensation information, Gallagher advised the Compensation Committee on fiscal 2014 compensation elements and amounts for the named executive officers.

In conjunction with the total compensation market analysis, the Compensation Committee asked Gallagher to review the Company's peer group. The parameters for this review were generally consistent with the reviews conducted in prior years, but with an increased focus on companies in the chemicals industry. These companies are representative of the companies with whom we may compete for business and executive talent. The revenues of these companies generally represent annual revenues ranging from approximately one-third to three times our annual revenues. When compared to the peer group, our revenues are at the median level. At the recommendation of Gallagher, the Compensation Committee decided to continue to include three distribution companies since distribution is still an important component of the Company's long-term strategy, but decided to focus on companies which more closely resembled our size in revenue.

The peer group that resulted from Gallagher's review and that was approved by the Compensation Committee was used to set compensation levels for both named executive officers and non-employee directors. The peer group is as follows:

• American Vanguard Corporation	• Lawson Products
• Balchem Corporation	• LSB Industries, Inc.
• Calgon Carbon Corporation	• Minerals Technologies Inc.
• DXP Enterprises, Inc.	• OMNOVA Solutions Inc.
• Hawkins Inc.	• Penford Corporation
• Innophos Holdings, Inc.	• Quaker Chemical Corp.
• Innospec Inc.	• Spartech Corp.*
• Interline Brands, Inc.*	• Stepan Company
• KMG Chemicals Inc.	• Tennant Company
• Landec Corporation	• WD-40 Company

*
Interline Brands, Inc. was acquired in September 2012 and Spartech Corp. was acquired in March 2013, and are no longer publicly traded.

 Weighting of Compensation Elements

The Compensation Committee determines the mix, value and weightings of each of the compensation elements for the chief executive officer by considering the competitive market data previously described. Similarly, the chief executive officer recommends to the Compensation Committee the mix, value and weightings for the other named executive officers by considering the market data prepared by Gallagher. The Compensation Committee then considers those recommendations. The Compensation Committee has established a framework to assure that a significant portion of overall target total compensation is at risk for senior executives. In establishing this framework, the Compensation Committee also ensures that we have the appropriate balance between short- and long-term compensation. Actual amounts earned depend on the actual performance of the Company and the individual.

Elements of Executive Compensation

The Company uses several compensation elements in our executive compensation program. The following table describes the objectives of each element of our compensation program:

Compensation Element	Objective
Base Salary	• To provide a competitive level of secure cash compensation; • To reward individual performance, level of experience and responsibility; and • To attract and retain management talent.
Performance-Based Annual Incentives	• To provide a variable pay opportunity based on annual performance; and • To reward individual performance and Company performance.
Long-Term Incentives

•

To provide a variable pay opportunity based on long-term performance, specifically measured by cumulative EBITDA and/or average ROIC over a three-year period;

•

To reward overall Company performance as evidenced through stock price increases and align interests of executives with interests of stockholders; and

•

To retain management talent.

Other Benefits	• To provide competitive benefits; and • To attract and retain management talent.

  Base Salary

Base salary is designed to attract talented executives and provide them with a competitive base level of compensation in consideration for the services they perform. Similar to all other employees, base salaries for executives are targeted at approximately the 50th percentile of the market. The Compensation Committee annually reviews and determines the base salaries of the chief executive officer and of our other named executive officers, as recommended by the chief executive officer, based on a variety of factors, including individual performance, experience, internal pay equity/consistency and critical skill needs. Base salaries are also reviewed in connection with promotions and other significant changes in responsibilities.

Based on the market compensation analysis discussed above, the Company's competitive posture for fiscal 2014 salaries varied by position, but overall was consistent with our stated pay philosophy of paying at market, which we define as the 50th percentile of our peer group.

During fiscal 2014, base salaries of our named executive officers were increased on average by 2%. The base salary of the chief executive officer and two other named executive officers was not increased. The base salaries of our other named executive officers were increased by more than 2% in order to bring their base salaries closer to market levels.

  Performance-Based Annual Incentives

Performance-based annual incentive compensation is a key component of our executive compensation strategy. The annual incentive award is payable in cash to our named executive officers under the Company's annual management incentive compensation plan (the Management Incentive Compensation Plan). The Management Incentive Compensation Plan is a cash-based incentive award program established pursuant to our 2010 Omnibus Incentive Plan. The Management Incentive Compensation Plan is designed to motivate the named executive officers to attain specific short-term performance goals that, in turn, support the Company's long-term objectives.

The Company targets annual bonus opportunities at or near the 50th percentile based on competitive benchmarks, with flexibility to make payments above or below target according to Company and individual performance. Based on the market compensation analysis discussed above, the Compensation Committee believes that the selected targeted amounts are equitable based on the respective responsibilities of our named executive officers and that our competitive posture is in line with market opportunities. Mr. Morgan's annual incentive target as a percentage of salary was above market, but when combined with his below market salary, target cash compensation was at market. The target bonus percentages and resulting target cash compensation for the other named executive officers was also in line with the market.

At the start of each fiscal year, an annual incentive target, stated as a percentage of base salary, is determined for each participant. For fiscal 2014, Mr. Morgan's annual incentive target was increased from 85% to 100%. For fiscal 2014, target awards ranged from 50% to 55% of base salary for the other named executive officers. In addition, corporate financial goals and individual performance goals are established for each named executive officer. At the end of the fiscal year, earned amounts are determined based on the achievement of results against those goals.

The performance measures and performance level required for fiscal 2014 awards were established by the Compensation Committee within the first 90 days of the fiscal year. For fiscal 2014, the annual incentive awards were based on the following performance measures:

  •
  "Funding Pool," which was based on fiscal 2014 EBITDA;

  •
  "Company Performance" consisting of Company financial performance goals; and

  •
  "Personal Performance Factor," which measures individual performance.

In fiscal 2014, the Compensation Committee began using a Funding Pool to simplify the method used to establish the annual incentive pool and to focus participants on a key financial driver. The Funding Pool was established based on attainment of EBITDA at four pre-established tier levels as follows:

Tier	EBITDA Range	Multiplier
1	$0 to $48.1 million	1.6%
2	$48.2 to $62.3 million	2.6%
3	$62.4 to $65.1 million	3.4%
4	$65.2 to $74.7 million	3.95%

The Funding Pool was capped at twice the sum of the individual maximum payouts for participants, including our named executive officers. Once the overall funding level was calculated based on the level of EBITDA attained, the Company's performance was determined by the Compensation Committee after evaluating the attainment of three financial performance goals to determine whether adjustment to the calculated EBITDA Funding Pool was warranted. The individual payout for each named executive officer was then adjusted based on the individual's Personal Performance Factor (the PPF), as described below. However, in total, no named executive officer may earn a payout greater than 200% of their target level.

  Company Performance

For fiscal 2014, the Compensation Committee determined the Company's financial performance metrics and established the performance ranges. The performance measures selected for fiscal 2014 were sales, net income, and free cash flow. Performance against these goals could impact the bonus funding percentage as calculated by EBITDA performance.

The Compensation Committee carefully considers the state of the business and the financial measures that are most likely to focus the participants, including our named executive officers, on making decisions that deliver short-term results aligned with long-term goals. Specifically, the Compensation Committee considers the current economic operating environment, the operating initiatives, the actual financial performance of the preceding year, and the financial expectations for the Company during the performance period. In addition, the Compensation Committee considers management's recommendations regarding the appropriate financial measures, which are chosen from an array of measures included in the 2010 Omnibus Incentive Plan.

The financial measures were selected by the Compensation Committee to reflect the alignment of the named executive officers' compensation with the long-term financial objectives of the Company. The Compensation Committee will assess annually the appropriateness of the performance criteria and will select each year's performance criteria based on that assessment.

Unlike in prior years, no specific weighting was assigned to each goal. Rather, the Compensation Committee, in its discretion, reviewed the Company's performance against the stated ranges for each measure and determined whether or not an adjustment to the initial funding level based on EBITDA performance was warranted.

  Personal Performance Factor (Individual Performance)

Individual performance is evaluated after the end of the fiscal year by (1) comparing actual performance to daily job responsibilities and previously established individual objectives, and (2) considering, on a qualitative basis, whether the individual's performance reflects our corporate values and business philosophies. Essentially, this factor is expected to take into consideration what was accomplished as well as how it is accomplished since we believe this is an important determinant in our overall success. The Compensation Committee assesses the performance of the chief executive officer in relation to agreed-upon individual objectives. The chief executive officer conducts a similar assessment for the other named executive officers and reports the results of that assessment to the Compensation Committee as part of its annual review.

Individual performance goals are intended to motivate our executive team to build an efficient and profitable organization. Key performance criteria specific to each executive's functional area (enterprise-wide for Mr. Morgan) that impact compensation opportunities include, but may not be limited to:

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  Critical financial metrics (e.g., cash flow, revenue growth, profitability and cost savings);

  •
  Strategic results-oriented business objectives;

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  Development and achievement of key performance indicators;

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  The use of the Zep Business System in the day-to-day operations of the business; and

  •
  Promoting the Company's core values by creating a culture of integrity through effective leadership.

At the end of each fiscal year, each named executive officer is given an individual performance review rating, which is translated to a PPF. The following table summarizes performance review ratings and PPF guideline ranges established by the Compensation Committee for fiscal 2014:

	Range of PPF
Performance Review Rating	Minimum	Maximum
4.25 – 5.00 (Superior Performance)	110%	150%
3.50 – 4.24 (Exceeds Expectations)	100%	130%
2.75 – 3.49 (Meets Expectations)	70%	110%
1.75 – 2.74 (Needs Improvement)	0%	70%
1.00 – 1.74 (Unacceptable)	0%	0%

In determining the PPF, the Compensation Committee applies its qualitative judgment after a comprehensive review of individual performance, including consideration of the above-listed key performance criteria. The Compensation Committee does not use formulas or previously established weightings in connection with this review.

For the chief executive officer, the Compensation Committee, as well as each of the other independent directors, evaluated Mr. Morgan's performance against the previously established performance criteria. Using the information provided through this evaluation process, the Compensation Committee then selects the precise payout percentage within the PPF range. For the other named executive officers, the Compensation Committee reviews the recommendations of the chief executive officer, with calibrations made across comparable positions to achieve consistency of the percentages selected.

  Incentives Earned Based on Fiscal 2014 Performance

Actual Adjusted EBITDA in fiscal 2014 was $57.5 million. Applying the 2.6% multiplier outlined above, this performance level resulted in an initial Funding Pool of $1.495 million or 104.1% of the sum of the annual incentive values at target of the participants, which includes our named executive officers. A summary of actual performance against each of the financial metrics follows:

Objective (in millions)	Low	High	Actual/ Adjusted
EBITDA(1)	$57.1	$71.1	$57.5
Sales	680.0	720.0	696.5
Net income(1)	18.0	26.0	16.2
Free cash flow	20.0	35.0	19.9

Funding Pool, as calculated(2)			104.1%
Company Performance % After Application of Negative Discretion(3)			54.7%

(1)
The adjustments to reported EBITDA and Net Income were primarily related to the fire that occurred at our Marietta manufacturing facility, the resolution of a long-standing legal matter and business development and integration related costs.

(2)
Represents the EBITDA Funding Pool ($1.495 million) as a percentage of the sum of the annual incentive values at target of the participants, which includes our named executive officers ($1.436 million).

(3)
In accordance with the approved plan design, when evaluating fiscal 2014 Company Performance, the Compensation Committee considered, among other things, positive cash flow, systems investments, integration of new business, restructuring activities, refinancing of the Company, and the impact of the fire. After reviewing the Company's overall performance against the four financial measures shown above, the Compensation Committee applied negative discretion to reduce the Company Performance percentage to 54.7% of target.

Personal Performance Factor.    Individual performance review ratings are summarized as follows:

  •
  Chief executive officer:  The Compensation Committee's individual performance evaluation included factors such as financial results, leadership, strategic planning, communications with stockholders and the investment community, and Board relations. The independent directors of the Company felt that Mr. Morgan continued to have strong board relations and concluded that, despite less than satisfactory Company financial results, he demonstrated strong leadership skills and was an effective communicator for the Company. The independent members of the Board evaluated his performance review rating as "Meets Expectations."

  •
  Other named executive officers:  Performance evaluations ranged from "Meets Expectations" to "Exceeds Expectations" for the remaining named executive officers after an assessment of their individual performance against key individual performance criteria such as achievement of operational initiatives, annual improvement priorities and leadership effectiveness. These evaluations were based on the qualitative judgment of the chief executive officer in conjunction with input from the Compensation Committee, were unique to each executive, and were made without formulas or pre-established weightings.

The actual 2014 annual incentive award for each named executive officer was determined as follows:

Base Salary Paid × Annual Incentive Target % × Company Performance % × PPF %

The actual PPF ratings may be adjusted by the Compensation Committee, or by Mr. Morgan in the case of all other named executive officers, as each deemed appropriate, to adjust the bonus amount calculated based on Company Performance. For fiscal 2014, only one PPF rating was adjusted.

Participants in the annual incentives program may elect to receive their bonus in Company stock, net of required deductions, and receive a 10% premium on the amount earned. In return for this premium, the stock must be held until April 1, 2015. During fiscal 2014, no participants elected to receive their incentive payout in Company stock.

Final incentive payments are disclosed under the heading "Non-Equity Incentive Plan Compensation" in the "Fiscal 2014 Summary Compensation Table."

  Long-Term Incentives

Long-term incentive compensation is a key component of our executive compensation strategy. Equity incentive awards generally are granted to our named executive officers on an annual basis, with award levels based on target percentages established by the Compensation Committee for each participant and then adjusted for individual performance as appropriate. Grants are not guaranteed each year, but are made at the discretion of the Compensation Committee. Fiscal 2014 awards were made under the 2010 Omnibus Incentive Plan.

The Company targets long-term incentive opportunities at the 50th percentile of our peer group, with flexibility to make grants above or below target according to individual performance. For fiscal 2014, targeted amounts for each of the named executive officers were at the 50th percentile except for one of our named executive officers who has a target that is somewhat below market, yet is consistent with our internal alignment for long-term incentive and total compensation opportunities. In addition, when long-term incentive awards are combined with target cash compensation, all of our named executive officers, including Mr. Morgan, have a total compensation package that is at market.

At the beginning of each fiscal year, a long-term target, stated as a percentage of base salary, is determined for each participant. As discussed previously, these targets can be adjusted based on assessment of individual performance. Final award values may be converted into a combination of stock options, performance stock units and/or restricted stock, as determined by the Compensation Committee.

Prior to the start of each fiscal year, we conduct a review of our long-term incentive program, which includes the following:

  •
  Analysis of long-term incentive programs used by our peer companies;

  •
  Review of current and emerging trends in equity compensation plans, including programs used by companies in various other industries; and

  •
  Discussion of our current goals and future strategy, including expectations of stockholders, and the consideration of feedback from management, current participants, and our Board.

Based on this review, the Compensation Committee determined that the program for the named executive officers would be as follows for fiscal 2014:

  •
  25% of the value would be provided in the form of performance stock which could be earned based on the achievement of cumulative EBITDA over a three-year performance period (2014 to 2016);

  •
  25% of the value would be provided in the form of performance stock which could be earned based on the achievement of an ROIC target averaged over a three-year performance period (2014 to 2016); and

  •
  50% of the value would be provided in the form of time-vested restricted stock.

The actual size of each individual's grant was based primarily on the target opportunity level assigned to each participant. Mr. Morgan's target award level is 175% of base salary as provided for in his employment agreement. Target award levels ranged from 81% to 100% of base salary for the other named executive officers. However, at the time of grant the Compensation Committee had discretion to modify these amounts for the chief executive officer and the chief executive officer had discretion to modify the amounts for the other named executive officers (subject to approval of the Compensation Committee) if individual performance warranted such an adjustment. These adjustments could result in actual grant levels above or below the target level. In fiscal 2014, the Compensation Committee approved such adjustments to increase or decrease award levels based on the individual performances of each of the named executive officers during fiscal 2014 as well as their consideration of internal equity among the named executive officers. With respect to the foregoing adjustments to the grant levels for the named executive officers other than our chief executive officer, Mr. Morgan recommended that the Compensation Committee approve such adjustments. See the section entitled, "Fiscal 2014 Grants of Plan-Based Awards" for details of awards made to our named executive officers in fiscal 2014.

Performance Stock Unit Awards:    Performance stock unit awards subject to the achievement of cumulative EBITDA performance and average ROIC over a performance period measured using a three-year fiscal period (fiscal 2014 through fiscal 2016) were granted to our named executive officers in fiscal 2014. The Compensation Committee selected cumulative EBITDA and average ROIC performance measures because it believes these financial measures will closely align the performance of our named executive officers to that of the Company's long-term financial objectives.

The number of performance stock units that will be paid at threshold, target and maximum is based on achievement of cumulative EBITDA and average ROIC performance as follows:

Performance Measure	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout
Cumulative EBITDA	$134.4M	$192.0M	$249.6M
Average ROIC	6.4%	7.2%	8.6%

The portion of the award that is earned as of the end of the three-year fiscal performance period will cliff vest on the three-year anniversary of the grant date. Performance stock unit awards accumulate dividends over the vesting period at a rate equivalent to the dividends paid to other common stockholders and accumulated dividends are paid in cash upon vesting based on the number of shares actually earned.

Restricted Stock:    Restricted stock was included as part of our annual long-term incentive program because it facilitates retention of our named executive officers. Restricted stock granted to our named executive officers vests in four equal installments beginning one year after the date of grant. Restricted stock awards have voting rights and accumulate dividends over the vesting period at a rate equivalent to the dividends paid to other common stockholders. Accumulated dividends are paid in cash when the shares vest. In addition, the Committee added a performance measure (positive net income) tied to vesting of Mr. Morgan's restricted stock award, which was intended to qualify the award for tax deductibility under Section 162(m).

  Other Benefits and Perquisites

The named executive officers are eligible to participate in any of the Company's benefit programs, such as our medical benefit program, that are offered to all Company associates. In addition, they may participate in some or all the following programs. We do not offer a defined benefit pension plan or other supplemental retirement plan to our named executive officers.

Defined Contribution Plan. We maintain a defined contribution 401(k) plan that covers associates, including the named executive officers. The 401(k) plan provides for associate pre-tax contributions and discretionary employer matching contributions for named executive officers at the same level as other employees of the Company. Matching contributions equal 50% of employee contributions up to a maximum of 6% of base compensation (for a total matching contribution of 3%), subject to regulatory limitations. The Company has the right to change the level of matching contributions at any time.

Deferred Compensation Plan. We provide a deferred compensation plan as described in "Fiscal 2014 Nonqualified Deferred Compensation." The plan is designed to provide eligible participants an opportunity to defer compensation on a tax effective basis. Under certain plan provisions, we make contributions to participants' accounts as reflected in the table in the aforementioned section of this Proxy Statement.

Mr. Morgan previously participated in a supplemental executive retirement plan provided by our former parent company (the Prior SERP). This benefit was frozen effective with our separation from our former parent company in October 2007. In accordance with the provisions of our deferred compensation plan, until the year in which Mr. Morgan turns 60 years of age, he will be credited annually with an amount in the deferred compensation plan equal to a benefit of actuarial equivalent present value to the additional annual benefit he would have earned under the Prior SERP had he remained employed as an executive officer of our former parent company and continued to be covered under the Prior SERP. No benefit will accrue in future fiscal years.

Mr. Bachmann previously participated in a pension plan provided by our former parent company that was frozen prior to our separation from our former parent company. In accordance with the provisions of our deferred compensation plan, Mr. Bachmann will be credited annually with an amount in the deferred compensation plan that represents the increase in the actuarial present value of his benefit at age 65 under the frozen pension plan.

Perquisites. The Compensation Committee approved annual reimbursement to certain named executive officers for annual physical examinations that are required by the Company. This reimbursement feature is not offered to the other associates of the Company and, therefore, is deemed a perquisite. Amounts reimbursed to the named executive officers for this perquisite are not grossed up for tax purposes and during fiscal 2014 ranged from $0 to $3,054.

In addition, the Compensation Committee approved a flexible allowance account for each of our named executive officers. The value associated with this allowance is taken into consideration in setting the annual base salary amounts for our named executive officers to ensure that total compensation was maintained at a market level. The purpose of the flexible allowance account is to encourage our executives to obtain financial counseling services as well as to purchase additional insurance. As with the reimbursement for annual physical examinations, flexible allowance amounts received by the named executive officers are not grossed up for tax purposes and during fiscal 2014 ranged from $5,000 to $40,000.

  Other Executive Compensation Arrangements, Programs or Policies

Stock Matching Program. The Company has a stock matching program (the Stock Matching Program) which is designed to provide greater alignment of our key executive officers with our stockholders by increasing stock ownership, providing for retention and improving engagement. Pursuant to this Stock Matching Program, the Company will grant to each Stock Match participant one or more restricted stock awards (the Awards) in an amount that ranges from 25% to 100% of the number of shares of the Company's common stock purchased by such Stock Match participant in the open market during a one year period. Each Stock Match participant is limited to three transactions on the open market for which he or she may receive Awards. The aggregate value of the Awards made to each Stock Match participant cannot exceed the value approved by the Compensation Committee. The Awards, when granted, will vest in either three or four substantially equal annual installments beginning on the first anniversary of the grant date. During fiscal 2014, no named executive officer was designated for this program.

Change in Control Agreements. We have change in control agreements with Messrs. Morgan, Bachmann, Collins and Theodore that provide for separation payments and benefits, consistent with market practices among our peer companies, upon qualifying terminations of employment in connection with a change in control of the Company. Mr. Theodore's change in control agreement terminated when he resigned his position effective as of October 3, 2014. The Board intends for the change in control agreements to provide our named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of the Company and our stockholders. For additional information on these change in control agreements, see the section entitled, "Summary of Change in Control Agreements."

Severance Agreements. Each of our named executive officers has a severance agreement. The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation and non-competition, and are subject to the execution of a release. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under his severance agreement. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. Mr. Theodore's severance agreement was terminated when he resigned his position effective as of October 3, 2014. For additional information on these severance agreements, see the section entitled, "Summary of Severance Agreements."

Stock Ownership Guidelines. Our named executive officers are subject to stock ownership guidelines. The stock ownership guidelines provide that, over a five-year period, the chief executive officer will attain ownership of our common stock valued at four times his annual base salary and that the other named executive officers will attain ownership of our common stock valued at two times their annual base salaries. Our named executive officers are subject to a share retention requirement until such time as they achieve their individual share ownership level. The share retention requirement calls for retention of a portion of the shares obtained through the exercise of stock options or the vesting of restricted stock. For these purposes, ownership includes stock held directly, interests in restricted stock, performance stock that has achieved performance targets, deferred stock units and investments in our stock through our 401(k) plan or our employee stock purchase plan. Stock options are not taken into consideration in meeting the share ownership levels.

These guidelines are intended to ensure that our named executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The following table summarizes the ownership levels of each of our named executive officers as of August 31, 2014.

Name	Stock Ownership Requirement (Multiple of Base Salary)	Target Stock Ownership	Current Stock Ownership
John K. Morgan	4X	$2,580,000	$4,892,628
Mark R. Bachmann	2X	648,800	1,796,822
Robert P. Collins	2X	600,000	1,141,772
Jeffrey L. Fleck(1)	2X	550,000	421,487
Philip A. Theodore	2X	520,000	786,457

(1)
Mr. Fleck joined the Company in September 2010 and has until September 2015 to attain his ownership requirement.

Equity Award Grant Practices. Annual equity awards for the named executive officers are considered for approval by the Compensation Committee as soon as practical after the beginning of each fiscal year. We do not time the granting of equity awards to the disclosure of material information or to the fluctuation in the market value of the Company's common stock.

Hedging/Pledging Policy. We do not permit our named executive officers, directors or associates to engage in any hedging, pledging or monetization transactions involving the Company's securities.

Tax Deductibility Policy. Section 162(m) of the Code generally limits the tax deductibility of compensation to $1 million per year for the chief executive officer and the three other highest-paid named executive officers, other than the chief financial officer, unless the compensation qualifies as "performance-based." While we do not design compensation programs solely for tax purposes, we strive to design our programs to be tax efficient, where possible. We have structured our annual incentive plan and our long-term incentive plan to qualify as "performance-based" so that awards under these programs qualify for income tax deductibility with the exception of our restricted stock awards. However, we added a performance hurdle (positive net income) to Mr. Morgan's restricted stock award that must be met in order for his stock to vest. This additional performance goal is intended to satisfy the requirements under Section 162(m) and should enable the award to be tax deductible.

For fiscal 2014, the maximum amount payable under our annual incentive plan was based on the EBITDA funding pool described in the section "Performance-Based Annual Incentives." For our named executive officers (excluding the chief financial officer), the maximum level of the annual incentive award was 0.55% of EBITDA except for the chief executive officer whose maximum was 2.0% of EBITDA. This approach for the named executive officers is intended to align pay with actual Company performance in a manner that also provides compensation that should qualify as exempt from the $1 million annual deduction limit of Section 162(m) of the Code. Company performance will fund the pool to a maximum level for each executive, but the actual awards are determined based on the financial and individual performance levels as described in the section entitled, "Performance-Based Annual Incentives" above and on the Compensation Committee's discretion. The Compensation Committee may approve awards that are less than the maximum but may not exceed the funded maximum amount for each named executive officer.

Consideration of "Say-on-Pay" and "Say-on-Frequency" Voting Results

On January 7, 2014, the Company's stockholders conducted an advisory vote on the compensation of our named executive officers, commonly referred to as a "say-on-pay" advisory vote. Our stockholders voted 87.5% in favor of the compensation of our named executive officers. Given this approval, the Compensation Committee believes that our stockholders support our compensation programs, including our pay-for-performance policies. Therefore, the Compensation Committee decided to retain our overall approach to executive compensation and apply the same principles in setting compensation for fiscal 2014.

Moreover, in determining how often to hold a stockholder advisory vote on executive compensation, the Board took into consideration our stockholders' preference for conducting the advisory vote on an annual basis as shown by the voting results for this matter at our 2012 Annual Meeting. As a result, the Board adopted an annual frequency policy.

Role of Executive Officers

As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the other named executive officers. He makes compensation recommendations with respect to their base salary, merit increases and annual and long-term incentives, along with input from the chief administrative officer, who is the top-level human resources executive at the Company. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers of the Company

The executive officers are elected annually by the Board and, if elected, serve at the discretion of the Board. John K. Morgan serves as a Director and as an executive officer. His business experience is discussed above in "Item 1—Election of Directors."

Other executive officers as of the date of this Proxy Statement are:

Name / Title / Age	Position and Principal Business Affiliation During Past Five Years
Mark R. Bachmann Executive Vice President and Chief Financial Officer Age: 56	Mr. Bachmann has served as our Executive Vice President and Chief Financial Officer since October 2007. He served Acuity Specialty Products, our predecessor company, as Executive Vice President and Chief Financial Officer from November 2005 to October 2007, as Executive Vice President, Business Transformation from November 2004 to October 2005, and as Executive Vice President of Supply Chain from July 2003 to October 2004. Mr. Bachmann served as President of Enforcer Products from January 2000 to July 2003.
Robert P. Collins Vice President and Chief Administrative Officer Age: 61
Mr. Collins has served as our Vice President and Chief Administrative Officer since November 2008. He previously served as our Vice President and Chief People Officer, from October 2007 until November 2008. In September 2007, he joined Acuity Specialty Products, our predecessor company. Mr. Collins most recently served as a Corporate Vice President and Chief Human Resources Officer for Serologicals Corporation from August 2001 to October 2006. Prior to Serologicals Corporation, he was a partner with Ray & Berndtson, an executive search and human resources firm, from April 2000 to August 2001.
Jeffrey L. Fleck Vice President and Chief Supply Chain Officer Age: 44
Mr. Fleck has served as our Vice President and Chief Supply Chain Officer since September 2010. He most recently served as Senior Director of International Supply Chain of The Clorox Company (Clorox) from February 2009 through September 2010. Prior to that, he served Clorox from August 1999 to February 2009 in such capacities as Director of Global Supply Chain Strategy, Director of Supply Chain, Director of Manufacturing and Plant Manager. Prior to his tenure at Clorox, Mr. Fleck served in various operations roles at American Home Products from October 1997 to August 1999 and Cargill Incorporated from May 1992 to September 1997.

Executive Compensation Tables

The tables below contain information concerning compensation for our named executive officers.

  Fiscal 2014 Summary Compensation Table

The following table presents information concerning compensation paid to our named executive officers during fiscal years 2014, 2013 and 2012. None of our named executive officers received earnings in excess of the applicable federal long-term rate in either a pension plan or nonqualified deferred compensation plan.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non- Equity Incentive Plan Compen- sation(2)	All Other Compen- sation(3)	Total
John K. Morgan	2014	$645,000	$-0-	$1,186,088	$-0-	$352,712	$214,074	$2,397,874
Chairman, President and	2013	645,000	-0-	948,871	237,218	548,250	150,371	2,529,710
Chief Executive Officer	2012	638,077	-0-	889,585	296,522	108,473	264,907	2,197,564
Mark R. Bachmann	2014	324,400	-0-	249,990	-0-	97,567	95,275	767,232
Executive Vice President and	2013	324,400	-0-	220,004	54,998	162,200	76,041	837,643
Chief Financial Officer	2012	321,146	-0-	187,508	62,499	32,115	63,943	667,211
Robert P. Collins	2014	298,808	-0-	260,000	-0-	89,870	64,707	713,385
Vice President and Chief	2013	287,612	-0-	220,004	54,998	143,806	49,828	756,248
Administrative Officer	2012	280,296	-0-	187,508	62,499	28,030	39,276	597,609
Jeffrey L. Fleck	2014	272,377	-0-	249,990	-0-	90,960	33,614	646,941
Vice President and Chief	2013	251,962	-0-	176,012	43,997	125,981	23,571	621,523
Supply Chain Officer	2012	243,077	-0-	150,001	50,000	21,877	8,295	473,250
Philip A. Theodore(4)	2014	260,000	-0-	249,990	-0-	-0-	15,954	525,944
Former Vice President, General	2013	251,346	-0-	176,012	43,997	113,106	32,268	616,729
Counsel and Corporate Secretary	2012	231,538	-0-	150,001	50,000	20,838	32,084	484,461

(1)
The values for equity-based awards in this column represent the fair value of awards received in each of fiscal years 2014, 2013, and 2012. Awards in fiscal year 2014 consisted of time-vested restricted stock and performance stock units, and awards in fiscal years 2013 and 2012 consisted of stock options, time-vested restricted stock and performance stock. The grant date value of the performance stock unit awards received in fiscal 2014, assuming the maximum payout of 200%, would provide additional value of $593,044 for Mr. Morgan; $124,995 for Messrs. Bachmann, Fleck and Theodore; and $130,000 for Mr. Collins. The grant date value of the performance awards received in fiscal 2013, assuming the maximum payout of 200%, would provide additional value of $711,654 for Mr. Morgan; $165,007 for Messrs. Bachmann and Collins; and $132,005 for Messrs. Fleck and Theodore. The grant date value of the performance awards received in fiscal 2012, assuming the maximum payout of 200%, would provide additional value of $296,531 for Mr. Morgan; $62,500 for Messrs. Bachmann and Collins; and $50,000 for Messrs. Fleck and Theodore. The assumptions used to value stock options and market conditioned performance stock awards can be found in Note 8 of the Notes to Consolidated Financial Statements included in the Company's Form 10-K for the fiscal year ended August 31, 2014. Performance conditioned performance stock awards and time-vested restricted stock awards were valued at the closing price of the Company's common stock on the NYSE on the relevant grant dates.
(2)
Represents incentive payments made to the named executive officers under the applicable Annual Incentive Compensation Plan. For a discussion of the fiscal 2014 Management Incentive Compensation Plan, see "Compensation Discussion and Analysis." For a discussion of the fiscal 2013 Management Incentive Compensation Plan, see "Compensation Discussion and Analysis" in the Company's Proxy Statement for fiscal year 2013. For a discussion of the fiscal 2012 Management Incentive Compensation Plan, see "Compensation Discussion and Analysis" in the Company's Proxy Statement for fiscal year 2012.
(3)
The amounts shown for fiscal 2014 include Company contributions to our 401(k) plan, each of which was less than $10,000; amounts paid for mandatory annual physicals, each of which was less than $10,000; dividends accumulated on unvested restricted stock and/or performance stock awards at target, each of which was less than $10,000 for each of the named executive officers except for Mr. Morgan, whose amount was $38,340; dividend equivalents accrued on share units held in our deferred compensation plan, each of which were less than $10,000; cash perquisite amounts paid as follows: $40,000 for Mr. Morgan, $10,000 for Messrs. Bachmann and Collins, and amounts less than $10,000 for Messrs. Fleck and Theodore; and Company's contributions to our deferred compensation plan as follows: $119,325 for Mr. Morgan; $64,076 for Mr. Bachmann, including $15,416 for his Pension make-up contribution; $36,301 for Mr. Collins; and $13,739 for Mr. Fleck. Mr. Theodore did not participate in the SDSP during fiscal 2014. For a discussion of amounts shown for fiscal 2013, see "Fiscal 2013 Summary

  Compensation Table" in the Company's Proxy Statement for fiscal 2013. For a discussion of amounts shown for fiscal 2012, see "Fiscal 2012 Summary Compensation Table" in the Company's Proxy Statement for fiscal 2012.

(4)
Mr. Theodore resigned his position with the Company effective as of October 3, 2014.

  Fiscal 2014 Grants of Plan-Based Awards

Equity awards and non-equity incentive awards are made to our named executive officers in accordance with the provisions of the 2010 Omnibus Incentive Plan. The 2010 Omnibus Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance stock units and cash-based incentive awards. Generally, stock options awarded pursuant to the 2010 Omnibus Incentive Plan will be issued with exercise prices equal to the fair market value of our common stock on the date of the grant, will vest proportionately over a three- or four-year period, and will be exercisable for ten years from the grant date. Restricted stock and/or units and performance stock and/or units awarded under the 2010 Omnibus Incentive Plan will generally vest over a three- or four-year period.

The cash-based incentive awards for the named executive officers are administered pursuant to the Company's Management Incentive Compensation Plan, as described in "Compensation Discussion and Analysis" under the section entitled "Performance-Based Annual Incentives."

The following table provides information about plan-based equity and non-equity incentive awards granted to the named executive officers during fiscal 2014. No stock options were granted to the named executive officers during fiscal 2014; therefore, the columns entitled "All Other Option Awards: Number of Securities Underlying Options" and "Exercise or Base Price of Option Awards" are not included.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
									Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John K. Morgan	10/1/13	$-0-	$645,000	$1,290,000
	10/1/13				18,248	36,495	72,990		593,044
	10/1/13				-0-	36,495	36,495		593,044
Mark R. Bachmann	10/1/13	-0-	178,420	356,840
	10/1/13				3,846	7,692	15,384		124,995
	10/1/13							7,692	124,995
Robert P. Collins	10/1/13	-0-	164,344	328,689
	10/1/13				4,000	8,000	16,000		130,000
	10/1/13							8,000	130,000
Jeffrey L. Fleck	10/1/13	-0-	136,189	272,377
	10/1/13				3,846	7,692	15,384		124,995
	10/1/13							7,692	124,995
Philip A. Theodore	10/1/13	-0-	130,000	260,000
	10/1/13				3,846	7,692	15,384		124,995
	10/1/13							7,692	124,995

(1)
These columns show the potential value of the payout for each named executive officer under the applicable Management Incentive Compensation Plan, if the threshold, target or maximum financial goals are achieved. For a description of the Management Incentive Compensation Plan, see "Compensation Discussion and Analysis." For final award amounts, see the "Fiscal 2014 Summary Compensation Table."
(2)
These columns represent the potential payout of performance stock for each named executive under the Long-Term Incentive Program if the performance measures are achieved over a three-year performance period. The threshold payout is 50% of the target shares granted and the maximum payout is 200% of the target shares granted. For a description of the Long-Term Incentive Program, see "Compensation Discussion and Analysis." During the period of time that the award is unvested (from the grant date to the vest date), dividends will accumulate at the same rate dividends or similar distributions may be declared and paid on the Company's common stock (Accumulated Dividends). These Accumulated Dividends will be paid when the underlying performance stock becomes vested and will be forfeited if the underlying shares do not become vested. The named executive officer may elect at the time of grant to receive the Accumulated Dividends in cash or to apply an amount equal to the Accumulated Dividend to the payment of any tax liability associated with the release of the underlying performance stock. Awards shown for Mr. Morgan include a restricted stock award that will vest upon achievement of positive net income on four specified vest dates.

(3)
This column shows the number of shares of restricted stock granted in fiscal 2014 to the named executive officers. All of the awards vest ratably in four equal annual installments beginning one year from the grant date. Dividends on restricted stock awards are treated in the same manner as described for performance stock awards in (2) above.
(4)
This column shows the grant date fair value of the restricted stock and performance stock unit awards (at target) granted to the named executive officers in fiscal 2014 as determined in accordance with the provisions of FASB ASC Topic 718. The grant date fair value of performance stock unit awards and restricted stock awards is calculated using the closing price of the Company's common stock on the NYSE on the grant date.

  Outstanding Equity Awards at Fiscal 2014 Year-End

The following table provides information on the current holdings of stock options and stock awards by the named executive officers. This table includes unexercised and unvested option awards and unvested stock awards. Each equity grant is shown separately for each named executive officer. All options with grant dates prior to October 2007 were issued by our former parent company and were assumed by us on an adjusted basis upon our separation from our former parent company. The vesting schedule for each grant is shown following the table, based on the option or stock award grant date. The option exercise prices shown below are the closing market prices of our common stock on the NYSE on the applicable grant date or an adjusted value for stock options granted prior to our separation from our former parent company.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)
John K. Morgan	7/29/05	218,523	-0-	$9.77	7/28/15
	12/1/05	15,932	-0-	10.71	11/30/15
	11/14/07	331,730	-0-	12.52	11/13/17
	9/29/08	194,030	-0-	17.47	9/28/18
	9/1/09	120,608	-0-	15.02	8/31/19
	10/05/10	29,871	9,958	17.65	10/4/20	10/5/10	7,746		123,007
						10/5/10		13,105	208,107
	10/10/11	19,926	19,927	18.09	10/9/21	10/10/11	14,556		231,149
						1/10/12	20,324		322,745
	10/2/12	9,471	28,416	15.18	10/1/22	10/2/12	11,720		186,114
						10/2/12		46,881	744,470
						10/1/13		72,990	1,159,081

Mark R. Bachmann	9/29/08	32,340	-0-	17.47	9/28/18
	9/1/09	27,205	-0-	15.02	8/31/19
	10/5/10	6,828	2,276	17.65	10/4/20	10/5/10	1,770		28,108
						10/5/10		2,995	47,561
	10/10/11	4,200	4,200	18.09	10/9/21	10/10/11	3,068		48,720
						1/10/12	4,284		68,030
	10/2/12	2,196	6,588	15.18	10/1/22	10/2/12	2,717		43,146
						10/2/12		10,870	172,616
						10/1/13	7,692		122,149
						10/1/13		7,692	122,149

Robert P. Collins	11/14/07	53,080	-0-	12.52	11/13/17
	9/29/08	32,340	-0-	17.47	9/28/18
	9/1/09	19,837	-0-	15.02	8/31/19
	10/5/10	6,828	2,276	17.65	10/4/20	10/5/10	1,770		28,108
						10/5/10		2,995	47,561
	10/10/11	4,200	4,200	18.09	10/9/21	10/10/11	3,068		48,720
						1/10/12	4,284		68,030
	10/2/12	2,196	6,588	15.18	10/1/22	10/2/12	2,717		43,146
						10/2/12		10,870	172,616
						10/1/13	8,000		127,040
						10/1/13		8,000	127,040

Jeffrey L. Fleck	10/5/10	4,096	1,366	17.65	10/4/20	10/5/10	1,062		16,865
						10/5/10		1,797	28,536
	10/10/11	3,360	3,360	18.09	10/09/21	10/10/11	2,454		38,970
						1/10/12	3,426		54,405
	10/2/12	1,756	5,271	15.18	10/1/22	10/2/12	2,174		34,523
						10/2/12		8,696	138,093
						10/1/13	7,692		122,149
						10/1/13		7,692	122,149

Philip A. Theodore	10/5/10	4,096	1,366	17.65	10/4/20	10/5/10	1,062		16,865
						10/5/10		1,797	28,536
	10/10/11	3,360	3,360	18.09	10/09/21	10/10/11	2,454		38,970
						1/10/12	3,426		54,405
	10/2/12	1,756	5,271	15.18	10/1/22	10/2/12	2,174		34,523
						10/2/12		8,696	138,093
						10/1/13	7,692		122,149
						10/1/13		7,692	122,149

(1)
Amounts shown for October 10, 2011 include performance stock awards that were earned as of August 31, 2014 and that will be released on October 10, 2014. These awards were subject to achievement of a three-year cumulative EBITDA performance that was measured as of August 31, 2014. The number of shares shown represents the amount payable at 88.8% of the target level. For a more detailed description of these performance stock awards, see "Compensation Discussion and Analysis" in the Company's Proxy Statement for fiscal year 2012.

(2)
Amounts shown for October 5, 2010 include performance stock awards that have not yet achieved their stock appreciation targets. The remaining stock appreciation targets are $20.29, $22.06 and $23.82 and each stock price target has a related vesting date of October 5 of 2012, 2013 and 2014. If the individual stock appreciation target is achieved after the related vesting date, the performance stock award will vest immediately upon achievement of the stock appreciation target. The stock price appreciation targets may be met at any time prior to October 5, 2014 (Final Vesting Date) and, if, upon the Final Vesting Date, some of all of the stock appreciation targets have not been achieved, the then unvested shares of Performance Stock will become fully vested as of the Final Vesting Date if the Company's stock price over the four-year period following the grant date is at or above the return for the Russell 2000 Index over the same four-year period. Any shares of performance stock not otherwise vested on the Final Vesting Date in accordance with the terms of the performance stock award agreement will immediately be forfeited. Upon the achievement of each stock appreciation target, the recipient will be entitled to receive dividends or similar distributions on, and be entitled to vote, the shares of common stock underlying the corresponding tranche of the performance stock. Achievement of a particular stock appreciation target is deemed to occur when the average closing price of the Company's common stock on the NYSE for twenty (20) consecutive trading days, on a rolling basis, equals or exceeds the particular stock appreciation target. In the event a stock appreciation target is achieved prior to its corresponding target vesting date, then that stock appreciation target will be considered to have been met, regardless of changes in the Company's common stock price that may occur thereafter.
(3)
Amounts shown for October 2, 2012 include performance stock awards that will be released on October 2, 2015, subject to achievement of a three-year cumulative EBITDA performance or a ROIC target averaged over three years, each measured as of August 31, 2015. The number of shares shown represents the amount payable at the target level. The number of shares payable will be determined by linear interpolation of the performance level between the threshold and maximum levels. For a more detailed description of the performance stock awards, see "Compensation Discussion and Analysis" in the Company's Proxy Statement for fiscal year 2013.
(4)
Amounts shown for October 1, 2013 include performance stock unit awards that will be released on October 1, 2016, subject to achievement of a three-year cumulative EBITDA performance or a ROIC target averaged over three years, each measured as of August 31, 2016. The number of shares shown represents the amount payable at the target level. The number of shares payable will be determined by linear interpolation of the performance level between the threshold and maximum levels. For a more detailed description of the performance stock unit awards, see "Compensation Discussion and Analysis." Amounts shown for Mr. Morgan include a restricted stock award that will vest upon achievement of positive net income on four specified vest dates.
(5)
The market value is calculated as the product of (a) $15.88 per share, the per share closing price of our common stock on the NYSE on August 29, 2014, the last business day of our fiscal year, multiplied by (b) the number of shares that have not vested.

Vesting Schedule Table

Grant Date	Vesting Schedule
7/29/2005	Options: 1/4 per year beginning one year from grant date (fully vested)
12/1/2005	Options: 1/3 per year beginning one year from grant date (fully vested)
11/14/2007	Options: 1/4 per year beginning one year from grant date (fully vested)
9/29/2008	Options: 1/4 per year beginning one year from grant date (fully vested)
9/1/2009	Options: 1/3 per year beginning one year from grant date (fully vested)
10/5/2010	Options and Stock Awards: 1/4 per year beginning one year from grant date (dependent upon achievement of targets for performance stock awards)
10/10/2011	Options: 1/4 per year beginning one year from grant; Performance Stock Awards: three-year cliff vest only upon achievement of EBITDA target measured on 8/31/2014
1/10/2012	Stock Awards: 1/4 per year beginning one year from grant
10/2/2012	Options: 1/4 per year beginning one year from grant date (fully vested); Stock Awards: 1/4 per year beginning one year from grant; and Performance Stock Awards: three-year cliff vest only upon achievement of EBITDA or ROIC targets measured on 8/31/2015
10/1/2013	Stock Awards: 1/4 per year beginning one year from grant; and Performance Stock Awards: three-year cliff vest only upon achievement of EBITDA or ROIC targets measured on 8/31/2016

  Option Exercises and Stock Vested in Fiscal 2014

The following table provides information for the named executive officers on (1) stock option exercises during fiscal 2014, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized; each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
John K. Morgan	20,476	$224,212	30,054	$483,109
Mark R. Bachmann	92,610	767,966	6,676	107,108
Robert P. Collins	-0-	-0-	6,173	100,025
Jeffrey L. Fleck	-0-	-0-	6,296	101,954
Philip A. Theodore	-0-	-0-	6,842	112,340

(1)
The value realized for stock options is the difference between the closing price of our common stock on the NYSE on the day the stock options are exercised and the exercise price, multiplied by the number of stock options exercised.
(2)
The value realized is the per share closing price of our common stock on the NYSE on the day the stock awards vested, multiplied by the total number of shares vesting.

  Fiscal 2014 Nonqualified Deferred Compensation

The Zep Inc. Supplemental Deferred Savings Plan (the SDSP) is an unfunded, nonqualified plan under which key associates, including the named executive officers, are able to defer up to 50% of salary and 90% of annual incentive awards or other cash bonus each year. At the time of our 2007 separation from our former parent company, the accounts, assets and liabilities related to our associates, including Messrs. Morgan and Bachmann, were transferred from the nonqualified deferred compensation plans of our former parent company to our SDSP.

The SDSP contains both pre-Section 409A fund balances and Section 409A fund balances; the latter is designed to comply with the tax law requirements of Section 409A of the Code (Section 409A).

Section 409A Fund Balances. Employee deferrals earn interest income on the daily outstanding balance in the account based on the prime rate; an "above-market interest rate" as defined by the SEC. Interest is credited daily and is compounded annually. Contributions made during or after 2005 may be paid in a lump sum or in ten annual installments at the executive's election. The executive may direct that his deferrals and related earnings be credited into up to three accounts to be distributed during his employment (in-service accounts). In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral into the account. The executive may change the form of distribution twice during the period, provided that the change is made at least one year prior to termination or retirement, with the new distribution being delayed at least five additional years after it would otherwise have been made in accordance with Section 409A.

An executive is eligible for a Company match of 25% of his deferrals up to a maximum of 5% of compensation (salary and bonus) and is eligible for a supplemental Company contribution of 3% of compensation or 5% for certain designated executive officers, subject to a minimum contribution. Company contributions made after October 2007 are invested in deferred stock units that are payable in our common stock. For balances contributed prior to December 2007, an executive will vest in 50% of Company contributions upon reaching age 55 and completing at least five years of service, with vesting thereafter of an additional 10% each year up to 100% with ten years of service. For balances contributed in December 2007 and beyond, an executive will vest in Company contributions as follows:

Years of Service	Vested Percentage	Subject to Forfeiture
Less than 2	0%	100%
2 but less than 3	10%	90%
3 but less than 4	20%	80%
4 but less than 5	40%	60%
5 but less than 6	60%	40%
6 but less than 7	80%	20%
7 or more	100%	0%

Vested Company contributions are only eligible to be distributed at or following termination.

Mr. Morgan previously participated in a Prior SERP (supplemental executive retirement plan) sponsored by our former parent company, which provided a monthly benefit equal to 1.6% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding an executive's retirement), multiplied by years of service as an executive officer of our former parent company (up to a maximum of ten years), divided by 12. Benefits were generally payable for a 15-year period following retirement (as defined in the Prior SERP plan document), subject to such alternative forms of payment as may have been determined by our former parent company. Mr. Morgan's benefit was frozen effective in October 2007 when we were separated from our former parent company. Mr. Morgan receives an annual contribution to the SDSP in replacement of benefits he would have received under the Prior SERP sponsored by our former parent company. These replacement contributions are immediately vested when contributed.

Mr. Morgan's annual contributions to the SDSP continue until the earlier of his death, termination of employment, or until December 31, 2014 (the last day of the Plan Year in which he reaches age 60). Based on calculations performed by an actuary using the criteria outlined above, Mr. Morgan did not receive a contribution during fiscal 2014.

Mr. Bachmann receives an annual contribution to the SDSP in replacement of benefits lost when a pension plan of our former parent company was frozen in 2002. This annual contribution represents the increase in the actuarial present value of his benefit at age 65 under the frozen pension plan. This replacement contribution is immediately vested when contributed. Mr. Bachmann's annual contribution continues until December 31, 2020, subject to his continuous employment with the Company.

Pre-Section 409A Fund Balances. Pre-Section 409A fund balances encompass executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to ten annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments. Executives may only change their existing distribution elections for pre-Section 409A fund balances in the SDSP in accordance with the applicable plan rules.

The table below provides information on the nonqualified deferred compensation of the named executive officers during fiscal 2014 under the SDSP.

Name	Executive Contributions in Last Fiscal Year(1)(2)	Company Contributions in Last Fiscal Year(2)(3)	Aggregate Earnings in Last Fiscal Year(2)(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
John K. Morgan	$238,650	$119,325	$56,282	$(165,042)	$2,120,199
Mark R. Bachmann	97,320	64,076	32,111	(76,106)	1,193,630
Robert P. Collins	58,642	36,301	6,570	(22,898)	325,500
Jeffrey L. Fleck	9,023	13,739	571	-0-	35,605
Philip A. Theodore	-0-	-0-	7,717	-0-	275,972

(1)
Amounts shown in this column are included in the amount reported as "Salary" or "Non-Equity Incentive Plan Compensation" in the "Fiscal 2014 Summary Compensation Table."
(2)
Executives' contributions and related earnings are 100% vested. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.
(3)
Mr. Bachmann's contribution includes $15,416 related to his pension benefit, described above. Amounts shown in this column are included in the amount reported as "All Other Compensation" in the "Fiscal 2014 Summary Compensation Table."
(4)
Amounts shown include interest earned on cash account and dividend equivalents earned on the share unit account.

  Employment Agreements

None of our named executive officers, other than Mr. Morgan, has an employment agreement. Mr. Morgan has an employment agreement pursuant to which his compensation consists of:

  •
  a base salary in the amount from time-to-time fixed by our Compensation Committee;

  •
  an initial target annual incentive payment in an amount approximately equal to 85% of his base salary, subject to adjustment at the Compensation Committee's discretion for subsequent performance periods;

  •
  an annual long-term equity incentive award in an amount approximately equal to 175% of his base salary;

  •
  his participation in all employee benefit plans and perquisites of the Company, other than the group health plan; and

  •
  an annual contribution into the SDSP of an amount that is equal to the actuarial equivalent present value of the additional annual benefit he would have earned under a deferred compensation plan maintained by our former parent company had he remained employed as an executive officer of our former parent company and continued to be covered under such plan. See "Deferred Compensation Plan" in "Compensation Discussion and Analysis" and "Fiscal 2014 Nonqualified Deferred Compensation."

Mr. Morgan purchases health insurance coverage separately from the Company's plans. Mr. Morgan's employment agreement does not have a definite term. The agreement remains in force until either (i) the Company or (ii) Mr. Morgan gives notice to the other of the termination, which may be without cause.

The compensation arrangements of our named executive officers other than Mr. Morgan currently consist of an annual base salary, target incentive opportunities as a percentage of base salary, participation in the annual and long-term incentive plans, participation in employee benefit plans and perquisites afforded to executives at their level, and participation in the SDSP, including an annual supplemental contribution totaling either 3% or 5% of their base salary and annual incentive awards or other cash bonus. See "Compensation Discussion and Analysis."

  Potential Payments upon Termination

Each of our named executive officers has entered into a severance agreement with the Company, and each of our named executive officers, except Mr. Fleck, has entered into a change in control agreement with the Company. The material terms of the agreements are summarized below and the potential payments upon termination are shown in the table entitled, "Summary of Potential Termination Payments."

Summary of Severance Agreements. The severance agreements for our named executive officers provide the benefits summarized below in the event that, during the term of the severance agreements, their employment is involuntarily terminated by the Company without cause, or is terminated by the executive for good reason (as each such term is defined in the severance agreement).

Mr. Morgan is entitled to the following pursuant to his severance agreement:

  •
  a severance payment consisting of (i) continuation of his monthly base salary for a 24-month severance period and (ii) a lump sum payment equal to 170% of his base salary;

  •
  in lieu of continuation of healthcare and life insurance, two payments (one in each of the two fiscal years following his termination), each in an amount equal to the excess, if any, of (i) the average of the healthcare cost factor used to compute the adjustment to Mr. Morgan's salary attributable to his provision of his own health insurance (the adjustment factor) for the year of the payment and the previous four years over (ii) the average of the adjustment factor for the five years preceding the year in which the payment occurs;

  •
  outplacement services not to exceed 10% of base salary;

  •
  continued vesting during the severance period of unvested stock options (stock options not vested at the end of the severance period are forfeited);

  •
  exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

  •
  accelerated vesting of any performance stock for which performance targets have been achieved;

  •
  accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period (restricted stock not vested at the end of the severance period is forfeited);

  •
  continued vesting during the severance period of performance stock for which performance targets are achieved and vesting begins during the severance period (performance stock not vested at the end of the severance period is forfeited); and

  •
  immediate vesting of the Company contribution amounts in the SDSP (which would otherwise be forfeited upon Mr. Morgan's termination), with distribution of such amounts to be made in accordance with the terms of the SDSP.

Messrs. Bachmann, Collins, Fleck and Theodore are entitled to the following pursuant to their severance agreements:

  •
  a severance payment, paid in monthly installments over the severance period (or as may be required to comply with the requirements of Section 409A), that is calculated by multiplying the executive's then current monthly base salary by a number of months specified in the respective severance agreement (see footnote 1 in the following table for details on the length of the severance period and the multiple applicable to each named executive officer);

  •
  continuation of healthcare and life insurance coverage for the severance period;

  •
  outplacement services not to exceed 10% of base salary;

  •
  additional benefits, at the discretion of the Compensation Committee, including, without limitation, additional retirement benefits and acceleration of long-term incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits; subject, however, to the requirements of Section 409A.

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

  •
  termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

  •
  termination is the result of an act or acts by the executive which are determined in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;

  •
  termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

  •
  termination is the result of the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by us and such failure results in material injury to the Company.

Under the severance agreements, a termination of employment for good reason by an executive means the occurrence during the two-year term after a change in control (without the executive's express consent) of any of the following acts by the Company, if not corrected within 30 days after written notice is given to us by the executive:

  •
  material diminution in the executive's base salary;

  •
  material diminution in the executive's authority, duties, or responsibilities from those in effect immediately prior to the change in control;

  •
  material change in the geographic location at which the executive must perform his services, which is defined as requiring the executive to be based more than 50 miles from the primary workplace where executive was based immediately prior to the change in control; or

  •
  any other action or inaction that constitutes a material breach by the Company of the agreement under which the executive performs his services.

The benefits provided for under the severance agreements with our named executive officers are intended to be exempt from, or to comply with, the requirements of Section 409A, and they will be interpreted and administered accordingly. In this regard, payments to our named executive officers pursuant to their severance agreements will be delayed for a period of six months following termination, to the extent required under Section 409A.

The severance agreements with Messrs. Collins, Fleck and Theodore provide that, if the payments to be made under their severance agreements would be subject to the excise tax imposed on "excess parachute payments" by Section 4999 of the Code, the payment will be reduced to the level necessary to avoid the excise tax if, and only to the extent that, the reduction will allow the named executive officer to receive a greater net after tax amount than he would receive absent the reductions.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, non-recruitment and non-competition, and the executive's receipt of the benefits provided for in the severance agreements is subject to the execution of a release by the executive. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under his severance agreement. Each severance agreement is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case it will continue for two years after the notice of termination or for three years following a change in control.

Summary of Change in Control Agreements. It is intended that change in control agreements will provide our named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and our stockholders. As noted above, Mr. Fleck does not have a change in control agreement; therefore, he will receive benefits upon a change in control under his severance agreement, if applicable.

Each change in control agreement is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control.

If the employment of the named executive officer is terminated at the time of or within 24 months following a change in control or in certain other instances in connection with a change in control (a) by us other than for cause or disability or (b) by the executive for good reason (as each term is defined in the change in control agreement), the executive will be entitled to receive:

  •
  a pro rata bonus for the year of termination;

  •
  a lump sum cash payment equal to the multiple set forth in footnote 1 of the table set forth below under the caption "Summary of Potential Termination Payments" of the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

  •
  continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term (36 months for Mr. Morgan and 18 months for the other named executive officers with a change in control agreement);

  •
  for Mr. Morgan, a lump sum payment in an amount equal to the sum of (i) the amount we would have contributed as an employer contribution to our 401(k) plan during the 36-month period following termination (assuming that Mr. Morgan participated in the 401(k) plan at the maximum contribution level), and (ii) the amount we would have contributed to our SDSP on behalf of Mr. Morgan during the 36-month period following termination (based on specified assumptions regarding his participation in the SDSP); and

  •
  for our named executive officers other than Mr. Morgan, a lump sum payment in an amount equal to the sum of (i) the amount we would have contributed as an employer contribution to our 401(k) plan during the 18-month period following termination (assuming that the named executive officer participated in the 401(k) plan at the maximum contribution level), and (ii) the amount we would have contributed to our SDSP on behalf of the named executive officer during the 18-month period following termination (based on specified assumptions regarding his participation in the SDSP).

In addition, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested in accordance with the terms of the respective award agreements, all outstanding stock options will become fully vested and immediately exercisable, and the executive may require us to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options. Since this benefit is available under the respective equity award agreements, Mr. Fleck will receive this benefit along with the other named executive officers.

The change in control agreements for each of Messrs. Morgan and Bachmann provide that we will make an additional "gross-up payment" to offset fully the effect of any excise tax imposed under Section 4999 of the Code on any payment made to them pursuant to the change in control agreements or otherwise in connection with a change in control. Their agreements further provide, however, that if the payments to them that would be subject to the excise tax do not exceed 105% of the largest amount that they could receive without any portion of the payment being subject to the excise tax, the payments to them will be reduced so that the excise tax will not apply and so that no gross-up payment will be required.

The change in control agreements with our other named executive officers provide that, if the payments to be made under their change in control agreements would be subject to the excise tax, the payment will be reduced to the level necessary to avoid the excise tax if, and only to the extent that, the reduction will allow the named executive officer to receive a greater net after tax amount than he would receive absent the reductions.

The benefits provided for under the change in control agreements are intended to be exempt from, or to comply with, the requirements of Section 409A, and they will be interpreted and administered accordingly. In this regard, payments to our named executive officers pursuant to the change in control agreements will be delayed for a period of six months following termination, to the extent required under Section 409A.

With respect to each of our named executive officers, other than Mr. Bachmann, a change in control occurs if one of the following events occurs:

  •
  a person or group acquires more than 50% of the total fair market value or total voting power of our common stock;

  •
  during any 12-month period, a person or group acquires 30% or more of the total voting power of our common stock;

  •
  during any 12-month period, at least two-thirds of the members of our Board of Directors are replaced by persons whose appointment or election was not endorsed by at least two-thirds of the members of our Board prior to their appointment or election; or

  •
  a person or group acquires during a 12-month period more than 50% of the total gross fair market value of our assets.

In Mr. Bachmann's change in control agreement, a change in control includes:

  •
  the acquisition of 20% or more of the combined voting power of our then-outstanding voting securities;

  •
  a change in more than one-third of the members of our Board who were either members as of the date we were spun-off by Acuity Brands or were nominated or elected by a vote of two-thirds of those members or members so approved;

  •
  a merger or consolidation involving the Company after which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

  •
  a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of our assets.

Under the change in control agreements, a termination for cause is a termination because the executive:

  •
  intentionally and continually failed to substantially perform his duties which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

  •
  intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Code.

Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

  •
  any change in the named executive's status, title, position or responsibilities which, in the named executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior to the change in control; the assignment to the named executive of any duties or responsibilities which, in the named executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the named executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the named executive other than for good reason;

  •
  a reduction in the named executive's base salary or any failure to pay the named executive any compensation or benefits to which he is entitled within five days of the date due;

  •
  the Company requiring the named executive to be based more than 50 miles from the primary workplace where the named executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than travel requirements prior to the change in control;

  •
  the failure by the Company (1) to continue in effect (without reduction of benefit level or reward opportunity) any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

  •
  the insolvency or the filing of a petition for bankruptcy of the Company;

  •
  a material breach by the Company of any provision of the agreement;

  •
  any purported termination for cause which does not comply with the cause definition in the agreement;

  •
  the failure of any successor to or assignee of the Company to assume the agreement; and

  •
  for Mr. Morgan, a failure to increase his base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from his promotion) granted to him during the three full years ended prior to a change in control (or such lesser number of full years during which he was employed).

Summary of Benefits upon Death, Disability or Retirement. Our employment agreement with Mr. Morgan and our severance agreements with our named executive officers provide that the agreements terminate upon the death or termination of employment by reason of retirement or disability without the payment of death, disability or retirement benefits to the named executive officer.

Our SDSP provides that Company contributions to a named executive officer's account vest and are payable upon his death or total and permanent disability. The amounts that would vest for each named executive officer as a result of these events are set forth below under the columns "Death/Disability" in the row captioned "Unvested Company Contributions in SDSP." Retirement does not result in accelerated vesting of Company contributions to the SDSP account of a named executive officer.

Our equity award agreements generally provide for accelerated or, in some cases, continued vesting as a result of death, disability or retirement, as follows:

  •
  Death or Disability.  Upon the death or disability of a named executive officer, his stock options vest and are exercisable to the earlier of the expiration date or one year after the event, and his restricted stock and performance stock awards become fully vested in accordance with the terms of the respective award agreements. The value of the additional equity awards that would vest with respect to each of our named executive officers upon his death or termination of employment by reason of disability as of August 31, 2014 is set forth in the table below in the column captioned "Death/Disability" and in the row entitled "Value Realized on Accelerated Unvested Equity Awards" for each named executive officer.

  •
  Retirement.  The retirement provisions of our equity award agreements apply to a termination of employment by reason of retirement at or after age 55. In the event of the retirement of a named executive officer at or after age 55, his unvested options are forfeited and vested options are exercisable to the earlier of their expiration date or five years after retirement and his unvested restricted stock awards and performance stock awards are forfeited. As of August 31, 2014, Messrs. Morgan, Bachmann, Collins and Theodore each had reached age 55.

Summary of Potential Termination Payments. Potential payments to the named executive officers in connection with their termination not for cause or for good reason, or upon death or disability, or a change in control in excess of any benefits received as a result of the Company's broad-based benefit plans are outlined in the following table assuming that the terminating event occurred on August 31, 2014. The closing price per share of our common stock on the NYSE on August 29, 2014, the last business day of our fiscal year, was $15.88. Our named executive officers will not receive any termination payments as a result of a termination for cause or receive any benefits upon retirement other than those outlined in the section above entitled, "Summary of Benefits upon Death, Disability or Retirement."

Name	Payment Type	Not For Cause / For Good Reason	Death / Disability	Change in Control
John K. Morgan	Cash Severance / Salary & Bonus(1)	$2,386,500	$—	$3,870,000
	Pro-Rata Bonus(2)	—	—	645,000
	Welfare Plan Continuation(3)	2,244	—	3,377
	Outplacement(4)	64,500	—	—
	Company Contributions to 401(k) and SDSP(5)	—	—	173,057
	Unvested Company Contributions to SDSP(6)	—	—	—
	Value Realized on Acceleration of Unvested Stock Options(7)	19,604	19,891	19,891
	Value Realized on Acceleration of Unvested Equity Awards(8)	2,683,723	2,743,524	2,743,524
	Excise Tax Gross-Up(9)	—	—	2,407,303

	Total	$5,156,571	$2,763,415	$9,862,152

Mark R. Bachmann	Cash Severance / Salary & Bonus(1)	$648,800	$—	$754,230
	Pro-Rata Bonus(2)	—	—	178,420
	Welfare Plan Continuation(3)	18,163	—	18,163
	Outplacement(4)	32,440	—	—
	Company Contributions to 401(k) and SDSP(5)	—	—	67,656
	Unvested Company Contributions to SDSP(6)	—	—	—
	Value Realized on Acceleration of Unvested Stock Options(7)	—	4,612	4,612
	Value Realized on Acceleration of Unvested Equity Awards(8)	—	603,758	603,758
	Excise Tax Gross-Up(9)	—	—	—

	Total	$699,403	$608,370	$1,626,839

Robert P. Collins	Cash Severance / Salary & Bonus(1)	$585,000	$—	$697,500
	Pro-Rata Bonus(2)	—	—	165,000
	Welfare Plan Continuation(3)	18,106	—	18,106
	Outplacement(4)	30,000	—	—
	Company Contributions to 401(k) and SDSP(5)	—	—	40,940
	Unvested Company Contributions to SDSP(6)	—	—	—
	Value Realized on Acceleration of Unvested Stock Options(7)	—	4,612	4,612
	Value Realized on Acceleration of Unvested Equity Awards(8)	—	613,540	613,540
	Excise Tax Gross-Up(9)	—	—	NA

	Total	$633,106	$618,152	$1,539,698

Jeffrey L. Fleck	Cash Severance / Salary & Bonus(1)	$316,250	$—	$316,250
	Pro-Rata Bonus(2)	—	—	—
	Welfare Plan Continuation(3)	11,882	—	11,882
	Outplacement(4)	27,500	—	27,500
	Company Contributions to 401(k) and SDSP(5)	—	—	—
	Unvested Company Contributions to SDSP(6)	—	17,588	17,588
	Value Realized on Acceleration of Unvested Stock Options(7)	—	3,690	3,690
	Value Realized on Acceleration of Unvested Equity Awards(8)	—	516,719	516,719
	Excise Tax Gross-Up(9)	—	—	NA

	Total	$355,632	$537,997	$893,629

Name	Payment Type	Not For Cause / For Good Reason	Death / Disability	Change in Control
Philip A. Theodore(10)	Cash Severance / Salary & Bonus(1)	$299,000	$—	$585,000
	Pro-Rata Bonus(2)	—	—	130,000
	Welfare Plan Continuation(3)	5,845	—	8,938
	Outplacement(4)	26,000	—	—
	Company Contributions to 401(k) and SDSP(5)	—	—	11,700
	Unvested Company Contributions to SDSP(6)	—	—	—
	Value Realized on Acceleration of Unvested Stock Options(7)	—	3,690	3,690
	Value Realized on Acceleration of Unvested Equity Awards(8)	—	516,719	516,719
	Excise Tax Gross-Up(9)	—	—	NA

	Total	$330,845	$520,409	$1,256,047

(1)	Pursuant to the terms of his severance agreement, Mr. Morgan will continue to receive his base salary for the 24-month severance period and will also receive a lump sum payment equal to 170% of his base salary. Pursuant to the terms of their severance agreements, the severance payments for Messrs. Bachmann, Collins, Fleck and Theodore will be paid in equal monthly installments over the severance period (or as may be required to comply with the requirements of Section 409A) and are calculated using their respective Base Salary Multipliers as follows: for Mr. Bachmann, 24 times current monthly base salary; for Mr. Collins, 23.4 times current monthly base salary; and for Messrs. Fleck and Theodore, 13.8 times current monthly salary.

The Salary and Bonus amounts shown under "Change in Control," represent the sum of base salary plus the highest of current year target bonus, most recent bonus paid or payable, or average bonus paid for the last three full fiscal years multiplied by each individual's multiple. The multiples for each individual are as follows: Mr. Morgan, 3X; and Messrs. Bachmann, Collins, and Theodore, 1.5X. Mr. Fleck does not have a change in control agreement; therefore, amounts shown reflect the change in control benefits afforded him pursuant to his severance agreement and/or the terms and conditions set forth in each of the plans in which he participates.
(2)	The amount shown represents the payment of a Pro-Rata Bonus for the year of separation calculated as the greater of the current year target bonus, most recent bonus paid or payable, or average of bonus paid for the last three full fiscal years.
(3)	In lieu of welfare plan continuation for Mr. Morgan, the amount shown is the sum of the payments (one in each of the two or three fiscal years of the Company following his termination), each in an amount equal to the excess, if any, of (i) the average of the healthcare cost factor used to compute the adjustment to Mr. Morgan's salary attributable to his provision of his own health insurance (the adjustment factor) for the year of the payment and the previous four years over (ii) the average of the adjustment factor for the five years preceding the year in which the payment occurs. The welfare plan continuation payments for Messrs. Bachmann, Collins, Fleck and Theodore are made on a monthly basis during the severance period and are based on applicable employee rates.
(4)	The maximum amount payable for outplacement is ten percent of base salary.
(5)	The amount shown in "Company Contributions to 401(k) and SDSP" represents an estimate of the annual Company contributions into the defined contribution and deferred compensation plans equal to the number of months associated with each individual's change in control multiple. The amount shown for Messrs. Morgan and Bachmann also include SERP and/or pension make-up contributions, if applicable.
(6)	The amount shown represents the value of unvested Company contributions held in the deferred compensation plan at August 31, 2014, if any.
(7)	The amount shown for the "Value Realized on Acceleration of Unvested Stock Options" is calculated by taking the difference of (i) the closing price of our common stock on the NYSE on August 29, 2014 (the last business day of our fiscal year), and (ii) the exercise price of the options, and multiplying that difference by the number of unvested stock options for which acceleration has occurred. For all named executive officers, accelerated vesting of all unvested options occurs upon death, disability and change in control. In addition, in accordance with Mr. Morgan's severance agreement, unvested options continue to vest during the severance period (24 months) if he is terminated by the Company without cause or if he terminates employment for good reason.
(8)	The amount shown for the "Value Realized on Acceleration of Unvested Equity Awards" is calculated by multiplying the number of shares of restricted and performance stock for which acceleration would occur by the closing price of our common stock on the NYSE on August 29, 2014 (the last business day of our fiscal year). For all named executive officers, accelerated vesting of all unvested shares of restricted and performance stock occurs at target upon death, disability and change in control. In addition, in accordance with Mr. Morgan's severance agreement, unvested shares of restricted and performance stock continue to vest during the severance period (24 months) if he is terminated by the Company without cause or if he terminates employment for good reason. All shares that are not vested within the severance period are then forfeited. The amount shown for Mr. Morgan under "Not for Cause/For Good Reason" assumes that all performance measures for performance-based awards have been achieved at target either before or during the severance period.
(9)	The agreements for Messrs. Morgan and Bachmann provide for an excise tax gross-up payment if the total value of their payment exceeds 105% of the safe harbor amount. Based upon the amounts that would be paid if a change in control occurred on August 31, 2014, the total payments to Mr. Morgan would have exceeded the safe harbor limit and, are, therefore, subject to excise tax. The total payments to Mr. Bachmann would not exceed the safe harbor limit and, are, therefore, not subject to excise tax. Messrs. Collins, Fleck and Theodore do not have an excise tax gross-up provision in their respective agreements.
(10)	Mr. Theodore resigned his position effective as of October 3, 2014 and, therefore, he is no longer eligible to receive the benefits set forth in this table.

ITEM 3—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the 2015 Annual Meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (EY) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2015. Representatives of EY are expected to be present at the 2015 Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to EY during fiscal years 2013 and 2014 is set out below in the section titled "Fees Billed by Independent Registered Public Accounting Firm."

EY has been our independent registered public accounting firm since our separation from our former parent company in October 2007. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.

Our Board Recommends Stockholders Vote FOR
Ratification of the Appointment of Ernst & Young LLP as the
Company's Independent Registered Public Accounting Firm.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed by EY during the fiscal years ended August 31, 2014 and August 31, 2013.

	2014	2013
Fees Billed:
Audit Fees	$1,976,000	$2,148,000
Audit-Related Fees	—	30,000
Tax Fees	99,000	48,000
All Other Fees	—	2,000

Total	$2,075,000	$2,228,000

Audit Fees include fees for services rendered for the audit and quarterly reviews of the Company's financial statements (including an audit of the effectiveness of the Company's internal controls over financial reporting) and accounting consultations and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees consisted principally of assurance and related services that are reasonably related to the performance of the audit or review of financial statements including system pre-implementation controls assessment.

Tax Fees consisted principally of professional services related to United States and international tax compliance, transfer pricing, and other tax consulting related services.

All Other Fees consisted of amounts billed to the Company for the use of an online accounting research tool.

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

Each year the independent registered public accounting firm requests Audit Committee pre-approval of the annual audits, quarterly reviews and any other engagements of the independent registered public accounting firm known at that time. In connection with these requests, the Committee may consider information about each engagement, including the budgeted fees; the reasons the independent registered public accounting firm is requesting the services to be provided; and any potential impact of the services on the independence of the firm and on the Company. As additional proposed audit and non-audit engagements of the independent registered public accounting firm are identified, or if fees for pre-approved services are expected to exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled committee meetings, the Audit Committee has delegated to the Chairman of the Audit Committee, or an alternate member of the Audit Committee, the authority to grant pre-approvals. Pre-approvals by the Chairman or the alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board previously adopted a written charter to set forth the Audit Committee's responsibilities. The charter is reviewed annually and is amended as necessary to comply with new regulatory requirements. A copy of the Company's Audit Committee charter is available on our website at www.zepinc.com in the "Investor" portion of the website, under the heading, "Corporate Governance." You should not consider information that is on or connected to our website part of this proxy statement.

The members of our Audit Committee at the end of fiscal 2014 were Mr. Squicciarino, Mr. Manganello, Mr. Tevens and Ms. Williams, each of whom is an independent director, as such term is defined by the listing standards of the NYSE.

As required by its charter, the Audit Committee reviewed the Company's audited financial statements and met with management, as well as with EY (with and without management present), to: (1) discuss the financial statements, (2) discuss their evaluations of the Company's internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other associates who had a significant role in the Company's internal controls.

The Audit Committee reviewed with EY, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended, and other standards of the Public Company Accounting Oversight Board (United States) (PCAOB), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with EY its independence from the Company management and the Company, including matters in the letter received by the Audit Committee from EY required by the applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with EY's independence.

The Audit Committee also reviewed management's report on its assessment of the effectiveness of the Company's internal controls over financial reporting and EY's report on the effectiveness of the Company's internal controls over financial reporting.

The Audit Committee discussed with the Company's internal auditors and EY the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and EY, with and without management present, to discuss the results of their examinations; their evaluations of the Company's internal controls, including internal controls over financial reporting; and the overall quality of the Company's financial reporting.

Based on the results of the inquiries and actions above, the Audit Committee recommended to the Board that the financial statements and management's assessment of the effectiveness of the Company's internal controls over financial reporting be included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2014 for filing with the SEC.

AUDIT COMMITTEE
Joseph Squicciarino, Chairman Timothy M. Manganello Timothy T. Tevens Carol A. Williams

OTHER MATTERS

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Zep Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Zep Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ZEP INC. 1310 SEABOARD INDUSTRIAL BLVD., NW ATLANTA, GA 30318 M79561-P57143 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All ZEP INC. Withhold All For All Except THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 and 3. ! ! ! Vote on Directors 1. ELECTION OF DIRECTORS Nominees: 01) O.B. Grayson Hall, Jr. 02) Carol A. Williams Vote on Proposals For Against Abstain ! ! ! 2. Advisory vote to approve executive compensation. ! ! ! 3. Ratify the appointment of the independent registered public accounting firm. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is indicated, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the named proxies will vote in their discretion. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer giving full title of such.

Important Notice Regarding the Availability of Proxy Materials for the Zep Inc. Annual Meeting: The Company's combined 2015 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended August 31, 2014 is available at www.proxyvote.com. M79562-P57143 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 1:00 PM ET ON JANUARY 7, 2015 AT 1420 SEABOARD INDUSTRIAL BLVD., NW, ATLANTA, GEORGIA The stockholder(s) hereby appoint(s) John K. Morgan and Mark R. Bachmann, and each of them, as proxies, each with power to act without the other and with power of substitution, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Zep Inc. Common Stock that the stockholder(s) is/are entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders or at any adjournment or postponement thereof, with all powers which the stockholder(s) would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES AND FOR EACH OF THE OTHER PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.